Exhibit (a)(1)(A)

SUMMIT FINANCIAL SERVICES GROUP, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

This document constitutes part of a prospectus covering securities that have been registered under the

Securities Act of 1933, as amended.

The prospectus relates to the Summit Financial Services Group, Inc., 2006 Incentive Compensation Plan, as amended.

October 17, 2012

SUMMIT FINANCIAL SERVICES GROUP, INC.

Offer to Exchange Certain Outstanding Options for New Options

This Offer and withdrawal rights will expire at 6:00 p.m., Eastern Time,

on November 13, 2012, unless we extend the expiration date.

Summit Financial Services Group, Inc. (referred to as “Summit,” the “Company,” “we,” “our” or “us”), is offering to give eligible option holders who are employees or independent contractors, including financial advisors, of the Company or its subsidiaries (the “Summit Group”), the opportunity to exchange some or all of their outstanding options. To be eligible to be exchanged, the options must have been granted under our 2000 Incentive Compensation Plan, as amended (the “2000 Plan”) or our 2006 Incentive Compensation Plan, as amended (the “2006 Plan”), with an expiration date between November 13, 2012 and December 31, 2014, whether vested or unvested, for new options to purchase shares of our Common Stock (the “New Options”).

If you participate in this offer (the “Offer”), the number of New Options that you receive will equal the number of eligible options that you elect to exchange. Each New Option will be granted under and will be subject to the terms of the 2006 Plan and any option agreement between you and the Company.

You are an eligible option holder if you are an employee or independent contractor, including a financial advisor, of the Summit Group at the start of the Offer and through the expiration of the Offer (the “Offering Period”) and the New Option Grant Date (as defined below) and holds an outstanding Eligible Option Grant(s) (as defined below) throughout the Offering Period.

We will grant New Options on the calendar day on which the Offer expires, which is the same calendar day on which we will cancel the exchanged options (the “New Option Grant Date”). We expect the New Option Grant Date to be November 13, 2012. If the expiration date of the Offer is extended, the New Option Grant Date similarly will be delayed. The New Options will have an exercise price equal to the greater of: (a) $0.80 per share, (b) the closing price of the Company’s Common Stock on the New Option Grant Date, which is currently expected to be November 13, 2012, and (c) the current exercise price of the Eligible Options which are being exchanged for new options. If no quotations are reported on the over the counter market for our Common Stock on the New Option Grant Date, the closing price will equal the closing price as of the date immediately preceding the New Option Grant Date for which quotations are reported.

New Options will be unvested as of the New Option Grant Date, whether the exchanged options were vested or unvested, and will vest based on you continuing to provide services to the Summit Group through each applicable vesting date in accordance with new vesting schedules. The vesting schedules of the New Options are described in Section 9 of this Offer to Exchange Certain Outstanding Options for New Options (the “Offer to Exchange”). Your participation in this Offer and the receipt of New Options does not provide any guarantee or promise of continued employment or service with the Summit Group.

Our Common Stock is traded on the over the counter market under the symbol “SFNS” On October 12, 2012, the closing price of our Common Stock was $0.75 per share. You should evaluate the risks related to our business, our Common Stock, and this Offer, and review current market quotes for our Common Stock, among other factors, before deciding to participate in this Offer.

See “Risks of Participating in the Offer” beginning on page 9 for a discussion of risks that you should consider before participating in this Offer.

i

IMPORTANT

If you want to participate in this Offer, you must submit your written election so that we receive it by the deadline on the expiration date, currently expected to be 6:00 p.m., Eastern Time, on November 13, 2012 (the “Expiration Date”), unless the Offer is extended.

You must complete an Election Form and return it to Company by mail, fax, e-mail, hand delivery or by overnight delivery service (such as Federal Express). An Election Form is attached to the notice you will receive from us announcing the Offer.

You may change your election to participate in the Offer at any time before the Offer expires by completing a new Election Form and delivering it to us. Your last valid election received by us when the Offer expires will be controlling.

Your delivery of all documents regarding the Offer, including elections and withdrawals, is at your own risk. Only responses that are properly completed and actually received by us by the deadline will be accepted. Responses submitted by any means, other than by mail, fax, e-mail, hand delivery, or by overnight delivery, are not permitted unless specifically authorized in writing by us. We will not accept delivery of any election after expiration of this Offer.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state, local or foreign securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

We recommend that you discuss the personal tax consequences of this Offer with your financial, legal and/or tax advisors.

You should direct questions about this Offer to Mr. Steven C. Jacobs, our Chief Financial Officer, at 561-338-2800. To receive any additional copies of this Offer to Exchange and the other Offer documents, you should contact Steven C. Jacobs, at the above number.

Offer to Exchange dated October 17, 2012

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1

RISKS OF PARTICIPATING IN THE OFFER		9

THE OFFER		20

1.	Eligibility.	20

2.	Number of New Options; Expiration Date.	20

3.	Purpose of the Offer.	21

4.	Procedures for electing to exchange options.	22

5.	Withdrawal rights and change of election.	23

6.	Acceptance of options for exchange and issuance of New Options.	24

7.	Conditions of the Offer.	24

8.	Price range of shares underlying the options.	26

9.	Source and amount of consideration; terms of New Options.	27

10.	Information concerning Summit.	35

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.	36

12.	Status of options acquired by us in the Offer; accounting consequences of the Offer.	36

13.	Legal matters; regulatory approvals.	37

14.	Material U.S. federal income tax consequences.	37

15.	Extension of Offer; termination; amendment.	38

16.	Fees and expenses.	39

17.	Additional information.	39

18.	Financial statements.	39

19.	Miscellaneous.	40

SCHEDULE A Information Concerning the Executive Officers and Directors of Summit		A-1
SCHEDULE B Summary Financial Information of Summit		B-1

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this Offer. You should carefully read the entire Offer to Exchange, the Election Form, the Withdrawal Form, and the associated instructions. This Offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not a complete description of the terms and conditions of the Offer to Exchange. Additional important information is contained in the remainder of this Offer to Exchange and the other Offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.

Q1.	What is the Offer?

A1.	This Offer is a voluntary opportunity for Eligible Individuals to exchange certain outstanding options, with an expiration date between November 13, 2012 and December 31, 2014, whether vested or not, for New Options.

The following are some of the terms that are frequently used in this Offer to Exchange.

Terms Used in This Offer to Exchange

•

“Cancellation Date” refers to the calendar date on which the Exchanged Options will be cancelled. Exchanged Options will be cancelled on the same day that the Offer expires and on which the New Options will be granted. This cancellation will occur after the expiration of the Offer and before granting the New Options. We expect the Cancellation Date to be November 13, 2012. If the Expiration Date of the Offer is extended, then the Cancellation Date similarly will be delayed.

•	“Common Stock” refers to our Common Stock, par value $.0001 per share.

•

“Eligible Individuals” refers to a person who is an employee or independent contractor, including a financial advisor, of the Summit Group, as of the start of the Offer and through the Cancellation Date and New Option Grant Date and holds an outstanding Eligible Option Grant(s) throughout the Offering Period. Our named executive officers, senior management, and directors may not participate in the Offer.

•	“Eligible Option Grant” refers to all of the Eligible Options issued by us to an individual that are part of the same grant and subject to the same, if any, option agreement.

•

“Eligible Options” refers to the stock options to purchase our Common Stock (each an “option”) that were granted under the 2000 Plan or 2006 Plan with an expiration date between November 13, 2012 and December 31, 2014, whether vested or not, that remains outstanding and unexercised as of the Expiration Date.

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•	“Exchanged Options” refers to all options to purchase our Common Stock that you exchange pursuant to this Offer.

•

“Expiration Date” refers to the date on which this Offer expires. We expect that the Expiration Date will be November 13, 2012 at 6:00 p.m., Eastern Time. We may extend the Expiration Date at our discretion. If we extend the Offer, the term “Expiration Date” will refer to the time and date at which the extended Offer expires.

•

“New Option Grant Date” refers to the calendar date on which the New Options will be granted. The New Options will be granted on the same day as the expiration of the Offer and the cancellation of the Exchanged Options. The New Options will be granted following such expiration and cancellation. We expect that the New Option Grant Date will be November 13, 2012. If the Expiration Date is extended, then the New Option Grant Date will be similarly extended.

•

“New Options” refers to the options issued to Eligible Individuals pursuant to this Offer that replace their Exchanged Options. New Options granted in connection with this Offer will be granted on the New Option Grant Date pursuant to the 2006 Plan and subject to the terms and conditions of any new option agreement.

•

“Offering Period” refers to the period from the start of this Offer to the Expiration Date. This period will commence on October 17, 2012 and we expect that it will end at 6:00 p.m., Eastern Time, on November 13, 2012.

•	“2000 Plan” refers to our 2000 Incentive Compensation Plan, as amended.

•	“2006 Plan” refers to our 2006 Incentive Compensation Plan, as amended.

Q2.	How do I participate in this Offer?

A2.	Participation in this Offer is voluntary. If you are an Eligible Individual, at the start of the Offer you will receive a notice from us, announcing the Offer. If you want to participate in the Offer, you must make an election, as described below, before the Expiration Date.

If you desire to participate in the Offer, you must submit your Election Form to us by mail, hand delivery, fax, e-mail or by overnight delivery service (such as Federal Express), by doing the following:

1. Properly complete, sign and date the election form that you received in the notice from us, dated October 17, 2012, announcing the Offer.

2. Mail, fax, e-mail, hand deliver or utilize an overnight delivery service to send us the properly completed, signed and dated Election Form. The Election Form should be sent to: Mr. Steven C. Jacobs, Chief Financial Officer, Summit Financial Services Group, Inc., 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432; fax no. 561-338-2738; and email address: sjacobs@summitbrokerage.com. We must receive your properly completed and submitted Election Form by the Expiration Date.

If you elect to exchange any Eligible Option Grant in this Offer, you must elect to exchange all your options subject to that Eligible Option Grant. If you hold more than one Eligible Option Grant, however, you may choose to exchange one or more of such Eligible Option Grants without having to exchange all of your Eligible Option Grants.

This is a one-time Offer, and we will strictly enforce the Offering Period. We reserve the right to reject any elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this Offer, all properly tendered options timely received by us, will be accepted by us promptly after the expiration of this Offer. (See Section 4 below.)

We may extend this Offer. If we extend this Offer, we will send out a notice to Eligible Individuals disclosing the extension on or about the next business day following the previously scheduled Expiration Date.

Only responses that are properly completed and actually received by us by the deadline will be accepted. Responses submitted to by any means, other than as described above, are not permitted, unless specifically authorized in writing by the Company. (See Section 4.)

Q3.	Why are we making this Offer?

A3.	We believe that this Offer will foster retention of our valuable employees and independent contractors, including our financial advisors, provide meaningful incentive to them, and better align their interests with our stockholders to maximize stockholder value.

Q4.	Who may participate in this Offer?

A4.	You may participate in this Offer if you are an Eligible Individual. You are an “Eligible Individual” if you are an employee or independent contractor, including a financial advisor, of the Summit Group, who serves in such capacity as of the start of the Offer through the Cancellation Date and New Option Grant Date and holds outstanding Eligible Option grant(s) throughout the Offering Period. Our named executive officers, senior management, and directors may not participate in the Offer. (See Section 1.)

Q5.	Am I required to participate in this option exchange?

A5.	No. Participation in this Offer is completely voluntary. (See Section 1.)

Q6.	Are there circumstances under which I would not be granted New Options after electing to participate in the exchange?

A6.	Yes. If, for any reason, you cease to be an employee or independent contractor, including a financial advisor, of the Summit Group on the New Option Grant Date, you will not be an Eligible Individual and will not be eligible to participate in the Offer. As a result, you will not be granted New Options.

Instead, you will keep your current Eligible Options and those options will vest and expire in accordance with their original terms. Except as provided by applicable law and/or any agreement between you and the Summit Group, your employment or affiliation as an independent contractor with the Summit Group will remain “at-will” regardless of your participation in the Offer and can be terminated by you or by us at any time with or without cause or notice. (See Section 1.)

Moreover, even if we accept your Exchanged Options, we will not grant New Options to you if we are prohibited from doing so by applicable law and/or regulation. For example, we could become prohibited from granting New Options as a result of changes in the rules of the SEC. We do not anticipate any such prohibitions at this time. (See Section 13.)

In addition, if you hold an option that expires after the start of, but before the cancellation of options under this Offer, that particular option is not eligible for exchange. As a result, if you hold options that expire before the currently scheduled Cancellation Date or, if we extend the Offer such that the Cancellation Date is a later date and you hold options that expire before the rescheduled Cancellation Date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 6.)

Q7.	How many New Options will I receive for the options that I exchange?

A7.	If you are an Eligible Individual, each Exchanged Option will be replaced with a New Option to purchase the same number of shares of our Common Stock as the Exchanged Option.

Q8.	What will be the exercise price of my New Options?

A8.	The New Options will have an exercise price equal to the greater of: (a) $0.80 per share, (b) the closing price of the Company’s Common Stock on the New Option Grant Date, which is currently expected to be November 13, 2012, and (c) the current exercise price of the Eligible Options which are being exchanged for new options. If no quotations are reported on the over the counter market for our Common Stock on the New Option Grant Date, the closing price will equal the closing price as of the date immediately preceding the New Option Grant Date for which quotations are reported.

We cannot predict the exercise price of the New Options. (See Section 9.)

Q9.	When will my New Options vest and when will they terminate?

A9.	Each New Option will be scheduled to vest according to the following vesting schedule and actually will vest only if you continue to be employed by or affiliated as an independent contractor with the Summit Group through each relevant vesting date.

•	None of the New Options will be vested on the New Option Grant Date.

•	New Options received in exchange for Eligible Options will have a four year vesting period, commencing as of the New Option Grant Date.

•

The New Options will have a term equal to five (5) years, commencing as of the New Option Grant Date, subject to you continuing to be employed by or affiliated as an independent contractor with the Summit Group.

Upon vesting, your New Options will be exercisable in accordance with the terms and conditions of the 2006 Plan and any new option agreement, under which it was granted.

We expect the New Option Grant Date will be November 13, 2012. Vesting of your New Options also is subject to the following conditions:

•

If you cease to being employed by or affiliated as an independent contractor with the Summit Group before part or all of your New Option vests, the unvested part of your New Option will expire unvested and will never vest.

•

We will make minor modifications to the vesting schedule of any New Options to eliminate fractional vesting (such that a whole number of shares subject to the New Options will vest on each vesting date). As a result, subject to you continuing to be employed by or affiliated as an independent contractor with the Summit Group through each relevant vesting date, (i) the number of shares that vest on each New Option vesting date will be rounded down to the nearest whole number of New Options that will vest on each vesting date and (ii) fractional shares, if any, will be accumulated until such vesting date on which the sum of the accumulated fractional shares equals or exceeds one whole share and will vest as an additional whole share on such vesting date, with any fractional shares remaining thereafter accumulated. (See Section 9.)

Q10.	If I participate in this Offer, do I have to exchange all of my Eligible Options?

A10.	No. You may pick and choose which of your outstanding Eligible Option Grants you wish to exchange. However, if you decide to participate in this Offer and to exchange an Eligible Option Grant, you must elect to exchange all shares subject to that Eligible Option Grant. We will not accept partial tenders of Eligible Option Grants, except that you may elect to exchange the entire remaining portion of an option grant that you previously exercised partially. You otherwise may not elect to exchange only some of the shares covered by any particular option grant. For example and except as otherwise described below, if you hold (1) an Eligible Option Grant to purchase 1,000 shares, 800 of which you have already exercised, (2) an Eligible Option Grant to purchase 1,000 shares, and (3) an Eligible Option Grant to purchase 2,000 shares, you may elect to exchange:

•	Your first option grant covering the entire remaining 200 shares,

•	Your second option grant covering 1,000 shares,

•	Your third option grant covering 2,000 shares,

•	Two of your three option grants,

•	All three of your option grants, or

•	None of your option grants.

These are your only choices in the above example. (See Section 2.)

Q11.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A11.	If you have an Eligible Option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Individual beneficially owns a portion of that Eligible Option, you may accept this Offer with respect to the entire remaining outstanding portion of the Eligible Option as long as you are the legal owner of the Eligible Option. As described in Q&A 10, we will not accept partial tenders of option grants, so you may not accept this Offer with respect to a portion of an Eligible Option Grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the Eligible Options, we will respect an election to exchange such Eligible Option pursuant to the Offer that is made by you and accepted by us and we will not be responsible to you or the beneficial owner of the Eligible Option Grant for any action taken by you with respect to such Eligible Option Grant.

Q12.	When will my Exchanged Options be cancelled?

A12.	Your Exchanged Options will be cancelled on the same calendar day that the Offer expires and on which the New Options will be granted. This cancellation will occur after the expiration and before granting the New Options. We refer to this date as the Cancellation Date. We expect that the Cancellation Date will be November 13, 2012, unless the Offer period is extended. If the Expiration Date is extended, then the Cancellation Date similarly will be delayed. (See Section 6.)

Q13.	Once I surrender my Exchanged Options, is there anything I must do to receive the New Options?

A13.	Yes. You must remain an Eligible Individual through the Cancellation Date for your Exchanged Options to be cancelled and the New Option Grant Date in order to receive the New Options pursuant to the Offer. Once your Exchanged Options have been cancelled, there is nothing that you must do to receive your New Options. In order to vest in the shares covered by the New Options, you will need to continue to be employed by or affiliated as an independent contractor with the Summit Group through the applicable vesting dates, as described in Q&A 9. (See Section 1.)

Q14.	When will I receive the New Options?

A14.	We will grant the New Options on the New Option Grant Date. We expect the New Option Grant Date will be November 13, 2012. If the Expiration Date is delayed, the New Option Grant Date will be similarly delayed. You will be able to exercise your New Options when and if your New Options vest. (See Section 6.)

Q15.	Can I exchange shares of the Common Stock of Summit I acquired upon exercise of Summit options?

A15.	No. This Offer relates only to certain outstanding options to purchase shares of our Common Stock. You may not exchange shares of our Common Stock in this Offer. (See Section 2.)

Q16.	Will I be required to give up all of my rights under the cancelled options?

A16.	Yes. Once we have accepted your Exchanged Options, your Exchanged Options will be cancelled and you will no longer have any rights under those options. We intend to cancel all Exchanged Options on the same calendar day as the Expiration Date. We refer to this date as the Cancellation Date. (See Section 6.)

Q17.	If I receive New Options for Exchanged Options, will the terms and conditions of my New Options be the same as my Exchanged Options?

A17.	No. The terms and conditions of your Exchange Options will terminate upon exchange and you will be issued new terms and conditions with respect to your New Options. Your New Options may have a different exercise price and will have a new vesting schedule as described in Q&A 9. (See Section 9.) The term of your New Options will five (5) years (subject to you ceasing to be employed by or affiliated as an independent contractor with the Summit Group as of an earlier date). Additional terms may be set forth in any new option agreement.

Your New Options will be granted under and subject to the terms and conditions of the 2006 Plan and any option agreement. Please see Section 9 for a more complete discussion of the terms of your New Options under the 2006 Plan.

Q18.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A18.	If you choose not to participate or your options are not accepted for exchange, your existing options will (a) remain outstanding until they are exercised or cancelled or they expire by their original terms, (b) retain their current exercise price, (c) retain their current vesting schedule, and (d) retain all of the other terms and conditions as set forth in any relevant agreement related to such option grant. (See Section 6.)

Q19.	How does Summit determine whether an option has been properly tendered?

A19.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. We reserve the right to reject any election or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this Offer. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any notice. (See Section 4.) For example, and in no way limiting our ability to reject a form that we determine is not appropriate, if you fail to fully complete or alter in any way the Election Form or any of the related documents, we have the right to reject your Election Form.

Q20.	Will I have to pay taxes if I participate in the Offer?

A20.	If you participate in the Offer and are a citizen or resident of the U.S., you generally will not be required under current U.S. tax law to recognize income for U.S. federal income tax purposes at the time of the exchange or the New Option Grant Date. However, you may have taxable income when you exercise your New Options or when you sell your shares. (See Section 14.)

If you are a citizen or tax resident of a country other than the U.S., the tax consequences of participating in this Offer may be different for you.

For all Eligible Individuals, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in this Offer. If you are a citizen or tax resident of more than one country, or are considered a resident of another country for local tax law purposes, you should be aware that additional or different tax and social insurance contribution consequences may apply to you.

Q21.	Are there any conditions to this Offer?

A21.	Yes. The completion of this Offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered Eligible Options, though we may do so at our discretion. (See Section 2 and Section 7.)

Q22.	If you extend the Offer, how will you notify me?

A22.	If we extend this Offer, we will send you a notice disclosing the extension on or about the next business day following the previously scheduled Expiration Date. (See Section 2 and Section 16.)

Q23.	May I change my mind about which Eligible Option Grants I want to exchange?

A23.	Yes. You may change your mind after you have submitted an election and change the Eligible Option Grants you elect to exchange at any time before the Offer expires by completing and sending to us a new election to include more or less Eligible Option Grants. If we extend the Expiration Date, you may change your election at any time until the extended Offer expires. You may elect to exchange additional Eligible Option Grants, fewer Eligible Option Grants, all of your Eligible Option Grants or none of your Eligible Option Grants. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive by the Expiration Date. Please be sure that any completed and new Election Form you submit includes all the Eligible Option Grants with respect to which you want to accept this Offer and is clearly dated after your last-submitted election or withdrawal. (See Section 5.)

Q24.	How do I withdraw my election?

A24.	To withdraw some or all of the options that you previously elected to exchange, you must submit a written Withdrawal Form to us by mail, fax, e-mail, hand delivery or by overnight delivery service (such as Federal Express) by doing the following:

1. Properly complete, date and sign the Withdrawal Form that you received in the notice from us, announcing the Offer.

2. Mail, hand deliver or utilize an overnight delivery service to send us the properly completed, signed, and dated Withdrawal Form. The Withdrawal Form should be sent to Mr. Steven C. Jacobs, Chief Financial Officer, Summit Financial Services Group, Inc., 595 South Federal Highway, Suite 500, Boca Raton, FL 33432; fax no. 561-338-2738; email address: sjacobs@summitbrokerage.com. We must receive your properly completed and submitted Withdrawal Form by the Expiration Date.

Your delivery of all documents regarding the Offer, including Withdrawal Forms, is at your own risk. Only responses that are complete and actually received by us by the deadline will be accepted. Responses submitted by any other means, other than as described above, are not permitted, unless specifically authorized by us in writing. (See Section 5.)

Q25.	What if I withdraw my election and then decide again that I want to participate in this Offer?

A25.	If you have withdrawn your election to participate and then decide again that you would like to participate in this Offer, you may re-elect to participate by submitting a new properly completed Election Form accepting the Offer before the Expiration Date, in accordance with the procedures described in Q&A 2 (See Section 5.)

Q26.	Are you making any recommendation as to whether I should exchange my Eligible Options?

A26.	No. We are not making any recommendation as to whether you should accept this Offer. We understand that the decision whether or not to exchange your Eligible Options in this Offer will be a challenging one for many Eligible Individuals. The program involves risk (see “Risks of Participating in the Offer” for information regarding some of these risks), and there is no guarantee that you will receive greater value from your Eligible Options than from the New Options you would receive in exchange. As a result, you must make your own decision as to whether or not to participate in this Offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor. (See Section 3.)

Q27.	Who can I talk to if I have questions about the Offer, or if I need additional copies of the Offer documents?

A27.	You should direct questions about this Offer to Mr. Steven C. Jacobs, our Chief Financial Officer. To receive additional copies of this Offer to Exchange and the other Offer documents, you should contact Mr. Jacobs at (561) 338-2800. (See Section 10.)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks, including those described below. This list highlights some of the material risks of participating in this Offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Offer.

In addition, this Offer to Exchange and our SEC (as defined below) reports referred to in the Offer documents, include “forward-looking statements.” When used in this Offer to Exchange and in the Offer documents, the words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project” or “intend” and similar expressions identify forward-looking statements regarding events, conditions and financial trends in connection with our future plan of operations, business strategy, operating results and financial position. Eligible Individuals are cautioned that any forward-looking statements are not guarantees of future performance. Such forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control, and actual results for future periods could differ materially from those discussed or referred to in this Offer to Exchange and in the Offer documents, depending on a variety of important factors, including: any adverse effect on the stock market and investor confidence in general, as a result of the economic recession, the sustainability and magnitude of the economic recovery, high unemployment and/or global events, including economic instability among members of the European Union (including Greece), continued unrest in the Middle East, and the increase in oil prices; the success or failure of our management’s efforts to implement our business strategy, including the net addition of financial advisors; the level of acquisition opportunities available to us and our ability to price and negotiate such transactions on a favorable basis; declining and/or volatile interest rates; our ability to properly manage growth and successfully integrate acquired companies and operations; our ability to compete with major established companies; our ability to attract and retain qualified personnel in a highly competitive environment; our ability to comply in a cost effective manner with increased regulation, and other risks which are described in this Offer to Exchange and our filings with the SEC. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B and incorporated by reference, as well as our most recent Forms 10-K, 10-Q, 8-K and proxy statements, filed with the SEC. We caution you not to place undue reliance on the forward-looking statements contained in the Offer documents, including, this Offer to Exchange, which speak only as of the date hereof.

Each of your New Options will be completely unvested on the New Option Grant Date and will be subject to a new vesting schedule. If your New Options expire before they completely vest, you will not receive any value from the unvested portion of your New Options.

The New Options will be subject to new vesting schedules. This is true even if your Exchanged Options are 100% vested. If you do not continue to be employed by or affiliated as an independent contractor with the Summit Group through the date your New Options vest, you will not be able to exercise the unvested portion of your New Options. Instead, the unvested portion of your New Options will expire immediately upon you ceasing to be employed or affiliated as an independent contractor with. As a result, you may not receive any value from that unvested part of your New Options.

The New Options may have a different exercise price than the Cancelled Options.

The New Options will have an exercise price equal to the greater of: (a) $0.80 per share, (b) the closing price of the Company’s Common Stock on the New Option Grant Date, which is currently expected to be November 13, 2012, and (c) the current exercise price of the Eligible Options which are being exchanged for new options. If no quotations are reported on the over the counter market for our Common Stock on the New Option Grant Date, the

closing price will equal the closing price as of the date immediately preceding the New Option Grant Date for which quotations are reported. Depending upon the price of our Common Stock, the exercise price of the New Options may be substantially higher than your Cancelled Options. Accordingly, there is no guarantee that you will receive greater value from your Eligible Options than from the New Options you would receive in exchange.

Factors That May Affect Future Results and Market Price of Our Stock

We operate in a rapidly changing environment that involves numerous risks, some of which are beyond our control. The following discussion highlights some of these risks.

There can be no assurance that we will continue to operate profitably in the future. Although the Company has reported an after-tax profit in every year but one since 2004, we cannot assure you that we will continue to sustain profitability, or that, even if we generate net income, that our cash flow from operations will be sufficient to allow us to fully execute our business strategy.

Our business could be harmed by market volatility, declining investor confidence, declines in general economic conditions and other securities industry risks. As a provider of financial products and services, we are affected by economic and political conditions over which we have no control. These conditions may directly and indirectly impact a number of factors that may be detrimental to our operating results, including reduced investor confidence, a slowdown in economic activity, declining or volatility in interest rates, and changes in volume and price levels of the securities markets. These types of conditions have historically resulted in a reduction in the value and attractiveness of certain types of investments, which will negatively impact our operating results. In periods during major stock market declines, many firms in the securities industry suffer financial losses, and the level of individual investor confidence (and trading activity) decreases after these events. When investor confidence and trading volume is low, our profitability is adversely affected because a portion of our costs do not vary with revenue. For these reasons, severe market fluctuations can have a material adverse effect on our business, financial condition and operating results. Some of our competitors with more diversified business lines and/or greater financial resources might withstand a downturn in the securities industry better than we could.

In addition, declines in the market value of securities generally result in a decline in revenues from fees based on the asset values of client portfolios, and in the failure of our clients to fulfill their credit and settlement obligations. Our broker-dealer subsidiary, Summit Brokerage (as defined below), permits its clients to purchase securities on margin. During periods of steep declines in securities prices, the value of the collateral securing client accounts margin purchases may drop below the amount of the purchaser’s indebtedness. If the clients are unable to provide additional collateral for these loans, Summit Brokerage may lose money on these margin transactions because it is required to indemnify its clearing brokers. This may cause Summit Brokerage to incur additional expenses defending or pursuing claims or litigation related to counterparty or client defaults. Furthermore, a tightening of credit, or a change in the requirements related to the use and maintenance of margin accounts, could result in a reduction in the number of brokerage transactions executed by Summit Brokerage clients. The resulting lack of available credit, including as a result of a lack of confidence in the financial markets, could have a material adverse effect on Summit Brokerage’s financial condition and results of operations, as well as its access to capital.

We receive additional compensation from certain product vendors (e.g., insurance companies and mutual funds), which amounts are used to offset the costs associated with, among other things, our sponsored meetings of our financial advisors. We expect many of such vendors to reduce or eliminate such additional compensation. Depending on the amount of such reduction or elimination of such payments, our operating results would be negatively impacted.

In addition to the factors described above, our operating results may be negatively impacted by several other factors, including, but not limited to, increased costs required to become compliant with the extensive regulatory reforms enacted (as well as proposed reforms), the potential loss of revenue sources related to such regulatory reforms, Summit Brokerage’s decision to focus on expanding its marketing and recruiting efforts, and an overall reduction of margins on an industry-wide basis.

We believe that the factors that have affected both the economy, in general, and the financial markets may continue for the foreseeable future, and that the Company’s operating results may be negatively impacted as a result thereof.

Our earnings can be negatively impacted by declining interest rates and yields. Under its agreements with its clearing brokers, Summit Brokerage receives a portion of the interest income earned from, and interest expense charged to, its clients. As interest rates and yields have declined, so has the amount that Summit Brokerage receives. During the prior two years, the percentage paid to Summit by one of its clearing brokers was reduced from prior levels. Unless Summit Brokerage is able to offset these decreases with proportionate increases in the balances upon which such amounts are earned, our earnings will be negatively impacted. Furthermore, any future additional reductions will continue to adversely affect our operating results. A significant reduction in such overall compensation may have a material adverse impact on the Company’s operating results.

We operate in a highly regulated industry and compliance failures could adversely affect our business. The securities industry in the jurisdictions in which we operate is subject to extensive regulation covering all aspects of the securities business. The SEC, the self-regulatory organizations, including FINRA, and state regulatory agencies also have the authority to conduct administrative proceedings which can result in the censure, fine, suspension or expulsion of a broker-dealer and an investment advisor, and their registered representatives, employees or officers. Additionally, certain regulatory agencies have the ability to limit our growth by restricting the number of offices, or financial advisors, that we can add, as well as require that Summit Brokerage maintain a certain amount of regulatory capital. Furthermore, legislation, such as the Dodd-Frank Act, changes in the rules and regulations promulgated by the SEC or self-regulatory organizations, and changes in the interpretation or enforcement of existing laws and rules often directly affect the operation and profitability of broker-dealers and investment advisors. Provisions of the Dodd-Frank Act that may impact our business include, but are not limited to: the potential implementation of a more stringent fiduciary standard for broker-dealers and enhanced regulatory oversight of incentive compensation. Compliance with these provisions has resulted in, and is likely to continue to result in, increased costs. Moreover, to the extent the Dodd-Frank Act impacts the operations, financial condition, liquidity and capital requirements of financial institutions with which we do business, those institutions may seek to pass on increased costs, reduce their capacity to transact, or otherwise present inefficiencies in their interactions with us. The ultimate impact that the Dodd-Frank Act will have on us, the financial industry and the economy cannot be known until all such applicable regulations called for under the Dodd-Frank Act have been finalized and implemented. The stated purpose of much of the regulation of broker-dealers and investment advisors is the protection of clients and the securities markets, rather than the protection of creditors and shareholders of broker-dealers and investment advisors. As part of the regulatory process, broker-dealers and investment advisors are subject to routine examinations, the purpose of which is to determine their compliance with rules and regulations promulgated by the examining regulatory authority. It is not uncommon for the regulators to assert, upon completion of an examination, that the broker-dealer or investment advisor being examined has violated certain of these rules and regulations. Depending on the nature and extent of the violations, the broker-dealer or investment advisor may be required to pay a fine and/or be subject to other forms of disciplinary action. In the past, Summit Brokerage has been required to pay a fine for certain violations, and no assurance can be given that the firm will not be subject to future fines or other forms of disciplinary action. We believe that the various regulatory agencies will seek in the future to assess increasing fines and penalties by seeking to identify more instances of non-compliance, lowering the threshold of materiality upon which the decision to assess a fine or penalty is made (versus another form of disciplinary action), and increasing the amount of the fine (for a particular violation) over what was assessed in prior years. In those instances where Summit Brokerage is informed of a potential violation by an examining regulatory authority, it endeavors to correct such violations as soon as is practicable.

Our ability to comply with all applicable laws and rules, as well as unpredictable changes in their content, and in the regulatory interpretation and enforcement of them, is largely dependent on our establishment and maintenance of compliance and reporting systems, our ability to attract and retain qualified compliance and other personnel, and the maintenance of sufficient regulatory capital. We could be subject to disciplinary or other regulatory or legal actions in the future due to noncompliance. In addition, it is possible that any past noncompliance could subject us to future civil lawsuits, the outcome of which could have a material adverse effect on our financial condition and operating results.

In connection with past examinations, Summit Brokerage has been notified by FINRA of, and endeavored to correct, certain alleged violations. There can be no assurance that the findings of any regulatory agencies will not result in subjecting Summit Brokerage (and possibly certain of our principals and/or financial advisors) to some form of disciplinary action, including fines. In addition, regulators may put restrictions on Summit Brokerage’s ability to add new financial advisors and / or branch offices. Furthermore, any contemplated merger by or with Summit Brokerage will require the approval of regulatory authorities, which approval may not be granted. Accordingly, even if Summit Brokerage is able to negotiate a transaction with a merger candidate, we may not be able to consummate such transaction, thereby inhibiting our ability to fully execute our growth strategy.

There is considerable fluctuation during any year and from year-to-year in the volume of transactions we must process. We record transactions and post our books on a daily basis. Compliance and operations personnel monitor operations to determine compliance with applicable laws, rules and regulations. Failure to keep current and accurate books and records can render us liable to disciplinary action by governmental and self-regulatory authorities, as well as to claims by our clients. A significant increase in the number of transactions that we process may increase the likelihood of such failures if we are not able to maintain an adequate supervisory infrastructure.

As a broker-dealer, we are limited in the manner in which we can receive compensation for the services we provide. Currently, Summit Brokerage receives 12b-1 fees, or trail commissions, related to the sale of mutual fund shares. The SEC is currently reviewing its policies with respect to such payments. In the event the SEC was to limit the ability of Summit Brokerage to receive such fees, our revenues and earnings would be negatively impacted. Additionally, the Department of Labor, which promulgates rules related to retirement plans, is considering eliminating commissions and 12b-1 fees on qualified retirement accounts, including IRAs.

Summit Brokerage is also subject to rules and regulations related to the prevention and detection of money laundering. The USA PATRIOT Act of 2001 (the “PATRIOT Act”) contains anti-money laundering and financial transparency laws and mandates the implementation of various regulations applicable to broker-dealers and other financial services companies. Financial institutions subject to the PATRIOT Act generally must have anti-money laundering procedures in place, implement specialized employee training programs, designate an anti-money laundering compliance officer and are audited periodically by an independent party to test the effectiveness of compliance. We have established policies, procedures and systems designed to comply with these regulations. Failure to comply with these rules could subject Summit Brokerage to disciplinary sanctions or other penalties.

As a result of the growth of the internet as a means of conducting business, regulatory activity in the areas of privacy and data protection continues to increase worldwide among concerns about the rapid and widespread dissemination and use of information. We must comply with these information-related regulations, including, but not limited to, the 1999 Gramm-Leach-Bliley Act, SEC Regulation S-P, the Fair Credit Reporting Act of 1970, as amended, and the 2003 Fair and Accurate Credit Transactions Act, to the extent they are applicable to us. Additionally, the regulatory agencies have adopted stringent standards related to a broker-dealer’s requirement to identify, review and monitor its advisors use of the internet, including related to emails, websites and social networking. Violations of existing laws and regulations, including related to the safeguarding of private information, could subject us to fines and penalties, as well as to civil action by affected parties.

In addition, the growth of the internet as a means of conducting business has raised many legal issues regarding, among other things, the circumstances in which jurisdictions have the right to regulate internet services that may be available from service providers. In some cases, there are ambiguous, inconsistent or no laws, regulations, judicial decisions or governmental interpretations that clearly resolve these issues. This uncertainty may adversely affect our ability to use the internet to expand, and creates the risk that we could be subject to disciplinary sanctions or other penalties for failure to comply with applicable laws or regulations.

Furthermore, several members of Congress have recently considered enacting legislation that would change the eligibility requirements for determining one’s status as an independent contractor. Any change to such requirements that would have the effect of precluding Summit Brokerage from continuing to treat its affiliates and the financial advisors operating from their offices as independent contractors could have an adverse effect on the Company.

There can be no assurance that the findings of any regulatory agencies with respect to the afore-described matters will not result in subjecting Summit Brokerage and its principals and financial advisors to some form of disciplinary action, including fines. In addition, no assurance can be given as to our ability to comply with any increased regulation in a cost effective manner.

We face substantial competition that could reduce our market share and harm our financial performance. All aspects of our business are highly competitive. We compete directly with national and regional full-service broker-dealers and, to a lesser extent, with discount brokers, investment advisors and certain commercial banks. The financial services industry has become considerably more concentrated as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. As a result of this and other factors, the gross margins of those companies operating within our industry, including Summit Brokerage, have faced significant downward pressure.

These mergers and acquisitions have increased competition from these firms, many of which have significantly greater equity capital and financial and other resources than we do. With respect to retail brokerage activities, certain regional firms with which we compete have operated in certain markets longer than we have and have established long-standing client relationships. In addition, we expect competition to continue from commercial banks that have expanded into the brokerage business. We also compete with others in the financial services industry in recruiting financial advisors and new employees, as well as retaining current personnel (including senior members of management), and we could be adversely affected in the event we were to lose financial advisors who either individually or in the aggregate account(s) for a significant percentage of our revenues. Furthermore, a trend in the independent brokerage industry is to provide upfront amounts (in the form of either forgivable or non-forgivable loans) to newly recruited financial advisors as an incentive to become affiliated with a broker-dealer. Alternatively, Summit Brokerage may offer newly recruited advisors a higher payout than they would otherwise receive for a limited period of time (e.g., 12 months). Although Summit Brokerage typically offers such incentives, its ability to fully execute its growth strategy could be adversely impacted should those firms against whom we compete offer financial incentives: (i) beyond what we are able to offer based on our financial resources, or (ii) that, in general, do not make economic sense based on our current cost and operating structure, or in the event any such incentives are limited in the future by regulatory action. Furthermore, the provision of upfront amounts, including higher payouts, may have an adverse effect on our operating results and our working capital. In addition to providing upfront amounts, many of our competitors offer commission payout rates in excess of the rates Summit Brokerage currently offers. As a result, we may not be able to attract and/or retain those financial advisors interested in receiving a greater percentage of the commissions and fees they generate. Should we elect to increase our payout rates to our financial advisors, our operating margins could be negatively impacted. Furthermore, should we elect to increase the amount of upfront money that we pay, our results could be negatively impacted if the advisors receiving such upfront money leave and Summit is unable to collect any unamortized balance, or such advisors remain with Summit but generate significantly less production than the production upon which the upfront payment was based. An increase in upfront amounts will also potentially negatively impact our results because the Company will be required to recognize greater amortization expense.

We expect to continue to face increasing competition from companies offering electronic brokerage services. These competitors may have lower costs or provide alternative services, and may offer certain clients more attractive pricing or other terms, than we offer.

We may be unable to hire, integrate or retain qualified personnel. Most aspects of our business are dependent on highly skilled individuals. We devote considerable resources to recruiting, training and compensating these individuals. In addition, one component of our growth strategy is to increase market penetration by recruiting experienced financial advisors. We cannot assure that we will be successful in our recruiting efforts. Furthermore, our business could be adversely affected if we were to lose financial advisors who account for a significant percentage of our revenues.

In connection with our recruiting efforts, we rely significantly on the extensive relationships developed by senior management, resulting from their years of involvement in the financial services industry. We also rely on referrals, the use of both in-house and outside recruiters and targeted advertising. We cannot assure that these recruiting efforts will be successful or, if successful, that they will enhance our business, results of operations, or financial condition. We also cannot assure that profit generated by recruited financial advisors will exceed the costs incurred to recruit such financial advisors, including, but not limited to, recruiter salaries, overrides (to both in-house, as well as outside recruiters), marketing and advertising costs, and upfront amounts paid to financial advisors.

Competition for key personnel is intense. We cannot assure that losses of key personnel due to such competition, or for other reasons, will not occur in the future. The loss of any key employee, particularly our Chief Executive Officer, Marshall T. Leeds, could have a material adverse effect on our operating results. We currently maintain key man life insurance on Mr. Leeds in the amount of $3,000,000, although there can be no assurance that we will be able to renew this policy on terms that are acceptable.

Other than Mr. Leeds, we do not have employment agreements with any other members of senior management. We attempt to retain employees with incentive-based compensation, including stock options conditioned on continued employment. These incentives, however, may be insufficient in light of the increasing competition for experienced professionals in the securities industry, particularly if our stock price were to decline, or fail to appreciate sufficiently. If that happened, our benefit plan might no longer be perceived as a competitive incentive for our key employees to stay with us.

The Company has agreed to reimburse Mr. Leeds for the tax liability incurred by him in connection with the disposition of certain Common Stock equivalents issued to him by the Company. In the event this obligation was triggered by an acquisition of the Company, the amount that would otherwise be available to the Company’s shareholders would be reduced.

We need to comply with stringent capital requirements. Many of the regulatory agencies, securities exchanges and other industry self-regulatory organizations that regulate us have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers and/or investment advisors. Net capital is the net worth of a broker-dealer, less deductions for certain types of assets. If Summit Brokerage fails to maintain the required net capital, it may be subject to suspension or revocation of its licenses, which could ultimately lead to Summit Brokerage and/or the Company being liquidated. Additionally, the net capital rule and certain FINRA rules impose requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital, and that require prior notice to the SEC and FINRA for certain capital withdrawals. If such net capital rules are changed or expanded, or if there is an unusually large charge or charges against our net capital (including as a result of Summit Brokerage’s obligation to indemnify our clearing brokers or as a result of a judgment levied against us), we might be required to limit or discontinue those portions of our business that require us to maintain certain net capital levels. A large operating loss or charge(s) against net capital could adversely affect our ability to expand or even maintain our present levels of business. Currently, Summit Brokerage is required to maintain net capital equal to the greater of: (i) $250,000 or (ii) 6.67% of aggregate indebtedness. As of June 30, 2012, Summit Brokerage had net capital of approximately $4.37 million and excess net capital of approximately $4.12 million, as computed under SEC Rule 15c3-1. Historically, amounts of capital in excess of what the Company’s board of directors have deemed necessary to support Summit Brokerage’s operations have been upstreamed to the Company, thereby reducing the amount of net capital in Summit Brokerage. The Company intends to continue this policy in the future.

The Company’s operating results and financial position are directly related to the activities of its principal operating subsidiary. The Company serves as a holding company for Summit Brokerage Services, Inc. (“Summit Brokerage”), its principal operating subsidiary. Any factors that may negatively affect Summit Brokerage’s financial results or ability to execute its business strategy, including as a result of any regulatory restrictions, will have an adverse effect on the Company and its prospects.

Our strategy of reinvesting our profits may adversely impact future earnings. The Company has determined that its long-term growth strategy can best be maximized through the reinvestment of a portion of its earnings into the development of its infrastructure and its recruiting and business development efforts, including through the payment of upfront amounts to financial advisors, and the issuance of stock options to financial advisors. Additionally, should we elect to increase the amount of upfront money that we pay, our results could be negatively impacted if the advisors receiving such upfront money leave and we are unable to collect any unamortized balance, or such advisors remain with us but generate significantly less production than the production upon which the upfront payment was based. An increase in upfront amounts will also potentially negatively impact our results because the Company will be required to recognize greater amortization expense. As a result, the Company’s future earnings may be negatively impacted.

Our growth has placed significant demands on our management and other resources and is likely to continue. To manage the currently anticipated growth of our business, we will need to attract, hire and retain highly skilled and motivated officers, employees and financial advisors. In particular, we expect that a need for increased staffing will continue for service personnel to support any expansion of our branch offices. We will also need to continue improving our existing systems, and/or implement new systems, for transaction processing, operational, compliance and financial management and training, and integrating and managing our growing employee and affiliate base. We cannot assure you that we will be able to attract the employees and consultants or conduct the improvements necessary to manage this growth effectively or that we will be able to achieve the rate of growth we have experienced in the past.

Furthermore, if we elect to continue a strategy that incorporates the use of both forgivable and non-forgivable loans to induce newly recruited financial advisors to affiliate with the Company, we may use a significant portion of our working capital. Additionally, there can be no assurance that the financial advisors receiving such loans will not terminate their affiliation with the Company prior to either repaying the note or, in the case of forgivable loans, prior to the amortization of their notes. Our financial position and operating results could be materially adversely affected if we are unable to collect the unpaid/unamortized portion of the notes. Our financial position and operating results could also be materially adversely affected if, after having joined the Company, the gross production of the financial advisors receiving such loans is significantly below the gross production upon which the amount of the loan (typically some percentage of the registered representative’s gross production prior to joining the Company) was based. In addition, to the extent we need additional working capital to fund any of such loans, we may seek additional financing sources, including the procurement of capital through a debt and/or equity offering, the success of which no assurance can be given.

We may not be able to grow as planned. As part of our long-term growth strategy, we recruit individual financial advisors (or groups of financial advisors) and we evaluate the acquisition of other firms or assets that could complement or expand our business in attractive service markets or that could broaden our client relationships. We cannot assure you that we will be successful in our recruiting efforts or that we will be able to identify suitable acquisition candidates available on terms that are acceptable to us, or that we will be able to consummate any acquisition. Additionally, our ability to grow may be limited by applicable regulation. Furthermore, even if our recruiting efforts are successful, our revenues, and therefore our profitability, may be affected by a number of factors beyond our control, including a decline in investor confidence.

Future acquisitions may increase our leverage or cause dilution of existing shareholders’ interests. We anticipate that our growth strategy, which includes recruiting financial advisors and/or the acquisition of assets of other firms, may necessitate additional debt and/or equity financing, although there can be no assurance that this will happen. Our failure to obtain sufficient financing could limit our ability to grow. In addition, issuing securities, including stock options, in connection with acquisitions, or the hiring or retention of financial advisors and other personnel may have a dilutive effect on the equity interests of our shareholders, including our option holders.

We may have difficulty integrating businesses and/or generating acceptable returns from future acquisitions. Even if we are able to identify acquisition candidates and complete the acquisitions on terms favorable to us, we cannot assure that we will be able to successfully integrate any acquired business into our operations. The success of any completed acquisition will depend in large measure on our ability to integrate the operations of the acquired business with our operations and otherwise to maintain and improve the results of operations of the acquired business. Acquisitions involve a number of special risks and present financial, managerial and operational challenges, some of which include:

•	diversion of management’s attention;

•	unanticipated events or circumstances;

•	existence of unknown liabilities;

•	potential disputes with sellers; and

•	adverse effects on our reported earnings per share in the event acquired intangible net assets, if any, become impaired.

An acquisition increases the risk that any business may lose key advisors, clients or employees of the acquired business. An acquired business could under-perform relative to our expectations and we may not realize the value we expect from the acquisition. Adverse market conditions or poor investment or other performance by an acquired company may adversely affect revenue. We could also experience financial or other setbacks if an acquired company has problems of which we are not aware. Although we conduct due diligence reviews of potential acquisition candidates, we may not identify all material liabilities or risks related to acquisition candidates. Some or all of these risks could have a material adverse effect on our business, financial condition and results of operations. Further, future acquisitions may further increase our leverage or, if we issue equity securities to pay for the acquisitions, our shareholders and our option holders could suffer dilution of their interests.

Our exposure to possible litigation could adversely affect our business. From time to time, we are engaged in various legal and regulatory proceedings arising in the normal course of business. Many aspects of the securities brokerage business involve substantial risks of liability. In recent years, there has been an increasing incidence of litigation involving the securities brokerage industry, including class action and other lawsuits that generally seek substantial damages, including, in some cases, punitive damages. We currently maintain errors and omissions insurance, the proceeds of which may help to reduce the amount we may otherwise be required to pay with respect to certain types of claims. However, there can be no assurance that we will be able to obtain errors and omissions insurance in the future. If it can be obtained, the price for such insurance may be unreasonable. Even if such insurance is in force, the coverage for any particular claim (if covered at all) will be limited, and the amount of any liability may exceed the maximum coverage provided by such insurance, in which case we will be required to pay any uncovered portion. Consequently, any such litigation brought in the future could have a material adverse effect on our business, financial condition and operating results. In the past, several brokerage firms were forced to cease operations as a result of disputes with their errors and omissions insurance carriers regarding the extent of available coverage. We expect that the future cost of errors and omissions insurance will increase significantly.

With respect to litigation to which the Company is currently a party to, it is not possible to determine with certainty the outcome of such proceedings, although we believe that the eventual resolution of such proceedings will not have a material adverse effect on our financial position or operating results. Furthermore, given the significant decline in the major market indices that began in the second half of 2008 and the resulting reduction in the value of investments (including those investments that historically have been considered safe and conservative), no assurance can be given that the Company may not be subjected to a potentially significant increase in the number of proceedings to which it may be named as a party. In addition, our business may be negatively impacted if any of our financial advisors engage in dishonest activities. In March 2011, the Company became aware that a financial advisor operating from one of its branch offices may have misappropriated funds. In connection therewith, the Company undertook an investigation, including notifying FINRA. The Company also notified, or attempted to notify, clients of the advisor. The Company also notified its fidelity bond carrier. During 2011, the Company settled with two of the four identified parties representing approximately 95% of the total known loss. The Company was subsequently reimbursed by its fidelity bond carrier. It currently is not possible to determine with certainty the outcome of this matter, and in particular whether additional claims may be forthcoming. Such future claims, although currently unknown, may potentially have a material adverse effect on our financial position or operating results should they arise and are not covered by, or exceed the coverage available through, our fidelity bond.

From time to time, we may also be engaged in various legal proceedings not related to securities. We currently maintain various types of insurance, including directors’ and officers’ liability insurance, as well as employment practices liability insurance, the proceeds of which may help to reduce the amount we may otherwise be required to pay with respect to certain types of claims. However, there can be no assurance that we will be able to obtain such insurance in the future. If it can be obtained, the price for such insurance may be unreasonable. Even if such insurance is in force, the amount of any award may exceed the maximum coverage provided by such insurance, in which case we will be required to pay any uncovered portion.

Our business relies heavily on computers and other electronic systems and capacity constraints and failures of these systems could harm our business. As our business expands, we face risks relating to the need to expand and upgrade our transaction processing and monitoring systems, network infrastructure and other aspects of our technology. While many of our systems are designed to accommodate additional growth without redesign or replacement, we may nevertheless need to make significant investments in additional hardware and software to accommodate growth. We cannot assure you that we will be able to predict accurately the timing or rate of such growth, or expand and upgrade our systems and infrastructure on a timely basis, or that such upgrades will ultimately serve the purposes for which they were intended. Additionally, our business may be negatively impacted by acts of cyber-terrorism. Problems may arise in the operation of the Company’s technology platform that are out of the Company’s control, including, for example, unexpected interruptions caused by system failures, the inability or failure of the Company and /or its clearing brokers to maintain the connectivity required for the Company to timely process transactions, concerns (actual or potential) about the security of data gathering and retrieval, interruptions of operations due to hackers, computer viruses or other malicious activity, including the unauthorized release of private information. Any of these problems could adversely affect the Company’s business.

We may not be able to completely protect ourselves from various forms of business interruption. Although we maintain business interruption insurance, the net proceeds from such insurance may not be sufficient to cover lost revenues and earnings. Additionally, in the future, it may not be possible to obtain business interruption insurance on terms that management deems acceptable, especially if such interruption relates to acts of terror, including acts of cyber-terrorism, or natural disasters, such as hurricanes.

We rely on third-party vendors to provide services that are an integral part of our business. As a fully disclosed broker-dealer, we rely on our clearing brokers to provide a number of operations and support functions that we cannot provide internally. If our relationship with one or both of our clearing brokers were to be terminated or become impaired, our business could be materially adversely impacted unless we were able to utilize the services of another clearing firm. Even if we were to develop such other relationships, our business could be adversely impacted if we were unable to obtain terms as favorable as those currently in place. In the event a clearing broker were to cease doing business with us, our ability to execute transactions on behalf of, and provide a full range of services to, our clients could be negatively impacted, which could, in turn, have a material adverse effect on both our revenues and our earnings.

Our risk management policies and procedures may leave us exposed to unidentified risks or an unanticipated level of risk. The policies and procedures we employ to identify, monitor and manage risks may not be fully effective. Some methods of risk management are based on the use of observed historical market behavior. As a result, these methods may not accurately predict future risk exposures, which could be significantly greater than what the historical measures indicate (especially during periods of market volatility and waning investor confidence). Other risk management methods depend on evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible by us. This information may not be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to properly record and verify a large number of transactions and events. We cannot assure that our policies and procedures will effectively and accurately record and verify this information.

We seek to monitor and control our risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. We believe that we are able to evaluate and manage the market, credit and other risks to which we are exposed. Nonetheless, our ability to manage risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments, including dishonest activity by a financial advisor or the management of a company in which Summit Brokerage’s clients held a large position, can have a material adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to increases in our credit risk to clients, as well as to third parties, and increases in general systemic risk.

Credit risk exposes us to losses caused by financial or other problems experienced by third parties. We are exposed to the risk that third parties which owe us money, securities or other assets will not fulfill their obligations. These parties include, but are not limited to, clients, clearing firms and other financial intermediaries. These parties may default on their obligations owed to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Significant failures by third parties to perform their obligations owed to us could adversely affect our operating results and working capital.

We have to indemnify our clearing brokers. Included in the Company’s clearing agreements with our clearing brokers is an indemnification clause. This clause relates to instances where the Company’s clients fail to settle security transactions. In the event this occurs, the Company has agreed to indemnify the clearing brokers to the extent of the net loss on the unsettled trade. As is customary in the industry, each of the Company’s clearing brokers has required that the Company put up a deposit, although there can be no assurance that the amount of any indemnified loss(es) will not exceed the amount of the deposit. Furthermore, in periods of extreme market volatility, it is possible that the Company may experience an increase in the number of unsettled trades.

We depend on our headquarters and operations center for continued operation of our business. A disaster directly affecting our headquarters and operations center, as well as that of one or both of our clearing brokers, may have a material adverse impact on our ability to continue to operate our business without interruption. Although we have disaster recovery programs in place, there can be no assurance that these will be sufficient to mitigate the harm that may result from such a disaster. In addition, insurance and other safeguards might only partially reimburse us for our losses. Furthermore, we rely on third parties to perform certain back office and trade execution functions on our behalf. In the event these third parties are unable to provide these services, including, as a result of a natural disaster or such other event which results in an interruption of their business activities, our operations could be materially negatively impacted.

We may have to indemnify our directors and officers for certain actions. Our Amended and Restated Articles of Incorporation, as amended, requires us to indemnify (to the fullest extent permitted under Florida law) each of our directors and officers against liabilities imposed upon them (including reasonable amounts paid in settlement) and expenses incurred by them in connection with any claim made against them or any action, lawsuit or proceeding to which they may be a party by reason of their being or having been directors or officers of our Company. The foregoing provisions may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from suing directors for breaches of their fiduciary duties, including the duty of care, even though such an action, if successful, might otherwise benefit our shareholders and us. We maintain directors’ and officers’ liability insurance coverage. There can be no assurance that such insurance will be available in the future, or that if available, it will be available on terms that are acceptable to us. Furthermore, there can be no assurance that any action will be covered by insurance, or if covered, that the insurance coverage provided will be sufficient to cover the amount of any judgment awarded against an officer or director (either individually or in the aggregate). Consequently, if such judgment exceeds the coverage under the policy, we may be forced to pay such difference.

Our Common Stock is subject to price volatility. The price of our Common Stock is volatile. Because of the limited trading market for our stock, investors interested in buying or selling our stock may experience significant price fluctuations, especially if such investors are looking to acquire or sell a large number of shares. For example, if an investor is interesting in selling a large number of our shares, the market price of our Common Stock could decline significantly. Furthermore, the price of our stock may be volatile because of possible fluctuations in our operating results and performance. Additionally, price volatility may also result from the general favor (or disfavor) among investors for our Company, or financial services firms in general, as a result of the economy, the attractiveness of the financial markets, or any number of other factors. A significant decline in the market price of our Common Stock could result in litigation that could subsequently result in increased costs and a diversion of management’s attention and resources from operations.

Additional capital may dilute current shareholders. In order to provide capital for the operation of the business, we may enter into additional financing arrangements. These arrangements may involve the issuance of new shares of Common Stock, preferred stock that is convertible into Common Stock, debt securities, and debt securities that are convertible into Common Stock, or warrants for the purchase of Common Stock. Any of these items could result in a material increase in the number of shares of Common Stock outstanding, which could, in turn, result in a dilution of the equity ownership interests of existing shareholders and option holders (if they exercise their options). In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing Common Stock. Furthermore, issuances of options or warrants, including issuances of stock options to our financial advisors and employees, may also significantly dilute our current shareholders.

There may not be a liquid market for the Common Stock. Our Common Stock is currently traded on the OTC Electronic Bulletin Board. This market generally has less liquidity than the NASDAQ SmallCap Market, and certain institutional investors are precluded from buying stock in this market. There can be no assurance that our investors will be able to sell their shares of Common Stock at prices and at times that are desirable, if at all. In addition, no assurance can be given that the Company will continue to be a reporting public company in the future, or that our Common Stock will continue to be traded publicly on the bulletin board or on any other inter-dealer quotation system or exchange. Additionally, there is a wide range of valuations at which independent brokerage firms trade, making it difficult for investors to determine a value for the Company based on the value of comparable companies.

Our Common Stock is subject to the penny stock rules; as a result, our market liquidity could be adversely affected. The SEC’s regulations define a “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established clients and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our Common Stock might be adversely affected.

No dividends are anticipated. We intend to retain any future earnings to fund the operation and expansion of our business. We do not anticipate paying cash dividends on our shares of Common Stock in the foreseeable future.

Our preferred stock may cause further dilution. Our Amended and Restated Articles of Incorporation, as amended, authorizes the issuance of up to 5,000,000 shares of undesignated preferred stock, with such rights and preferences as may be determined from time to time by our Board of Directors without further shareholder approval. The Company designated 150,000 shares, and issued to investors 125,000 shares, of such preferred stock as its Series A Preferred Stock. Consequently, we have 4,850,000 shares of authorized shares of preferred stock that may be sold in the future and that can, at the discretion of our Board of Directors, be designated as other series of preferred stock, with dividend and liquidation preferences that are senior, and not available to, the holders of our Common Stock. In the event that we issue additional preferred stock, the holders of such stock, as well as the Series A Preferred Stock, shall be entitled to receive dividends and distributions prior to their receipt by the holders of our Common Stock. Thus, holders of Common Stock could realize less than the amount of dividends and/or distributions to which they may otherwise be entitled.

We may propose a reverse-split of our Common Stock. We may, at some time in the future, propose a reverse-split of our Common Stock. There can be no assurance that, in the event of a reverse-split, the stock will not otherwise decline in value.

THE OFFER

1.	Eligibility.

You are an “Eligible Individual” and may participate in the Offer if you are an employee or independent contractor, including financial advisor, of the Summit Group as of the start of the Offer through the Cancellation Date and hold an outstanding Eligible Option Grant(s) throughout the Offering Period. Our named executive officers, senior management, and directors may not participate in this Offer.

To receive a grant of New Options, you must continue to be an employee or independent contractor, including financial advisor of the Summit Group through the New Option Grant Date. The New Option Grant Date will be the same calendar day as the Cancellation Date. If you are not an employee or independent contractor, including financial advisor, of the Summit Group through the New Option Grant Date, you will keep your current Eligible Options and they will vest and expire in accordance with their terms. If we do not extend the Offer, the New Option Grant Date is expected to be November 13, 2012. Except as provided by applicable law and/or any agreement between you and the Summit Group, your employment or affiliation as an independent contractor with the Summit Group will remain “at-will” regardless of your participation in the Offer and can be terminated by you or by us at any time with or without cause or notice. In order for your New Options to vest, you generally must continue to provide services to the Summit Group through each relevant vesting date.

2.	Number of New Options; Expiration Date.

Subject to the terms and conditions of this Offer, we will accept for exchange options granted under our 2000 Plan or 2006 Plan with an expiration date between November 13, 2012 and December 31, 2014 that are held by Eligible Individuals, are outstanding and unexercised as of Expiration Date, and that are properly elected to be exchanged, and are not validly withdrawn, before the Expiration Date. In order to be eligible, options must be outstanding on the Expiration Date. For example, if a particular option grant expires during the Offering Period, that option grant is not eligible for exchange.

Participation in this Offer is completely voluntary. You may decide which of your Eligible Option Grants you wish to exchange. If you hold more than one Eligible Option Grant, however, you may choose to exchange one or more of such Eligible Option Grants without having to exchange all of your Eligible Option Grants. If you elect to participate in this Offer, you must exchange all of the shares subject to any particular Eligible Option Grant that you choose to exchange. We will not accept partial tenders of option grants. If you elect to participate in this Offer with respect to any partially exercised Eligible Option Grant, you must exchange the entire remaining portion of such option grant.

For example, if you hold (1) an Eligible Option Grant to purchase 1,000 shares, 800 of which you have already exercised, (2) an Eligible Option Grant to purchase 1,000 shares, and (3) an Eligible Option Grant to purchase 3,000 shares, you may choose to exchange all three option grants, or only two of the three option grants, or only one of the three grants, or none at all. You may not elect to exchange a partial amount under any option grant (such as an election to exchange only 150 shares of the remaining 200 shares under the first option grant).

If you have an option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Individuals of the Summit Group beneficially owns a portion of that option, you may accept this Offer with respect to the entire remaining outstanding portion of the Eligible Option Grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As described above, we will not accept partial tenders of option grants, so you may not accept this Offer with respect to a portion of an Eligible Option Grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the Eligible Options, we will respect an election to exchange such Eligible Option Grant pursuant to the Offer that is made by you and accepted by us and we will not be responsible to you or the beneficial owner of the Eligible Option Grant for any action taken by you with respect to such Eligible Option Grant.

For example, if you are an Eligible Individual and you hold an Eligible Option Grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 shares of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the 2,500 shares that remain outstanding subject to the Eligible Option Grant, or you may elect not to participate in the Offer at all with respect to this option grant. These are your only choices with respect to this option grant.

New Options

All Eligible Individuals who properly tender Eligible Options pursuant to this Offer will receive New Options. The New Options will have an exercise price equal to the greater of: (a) $0.80 per share, (b) the closing price of the Company’s Common Stock on the New Option Grant Date, which is currently expected to be November 13, 2012, and (c) the current exercise price of the Eligible Options which are being exchanged for new options. If no quotations are reported on the over the counter market for our Common Stock on the New Option Grant Date, the closing price will equal the closing price as of the date immediately preceding the New Option Grant Date for which quotations are reported. One New Option will be issued for each Eligible Option exchange.

All New Options will be subject to the terms of our 2006 Plan, and any option agreement entered into between you and the Company.

The Expiration Date for this Offer will be 6:00 p.m., Eastern Time, on November 13, 2012, unless we extend the Offer. We may, in our discretion, extend the Offer, in which event the Expiration Date will refer to the latest time and date at which the extended Offer expires. See Section 16 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the Offer.

3.	Purpose of the Offer.

The primary purpose of this Offer is to improve the incentive benefits of our equity awards. We believe that this Offer will foster retention of valuable employees and independent contractors, including financial advisors, of the Summit Group, provide meaningful incentive to them, and better align the interests of Eligible Individuals and stockholders to maximize stockholder value.

Except as otherwise disclosed in this Offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation involving Summit;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend policy, our indebtedness or our capitalization;

•	Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies;

•	Any other material change in our corporate structure or business;

•	Our Common Stock being delisted from the over the counter market;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this Offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this Offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this Offer.

4.	Procedures for electing to exchange options.

Proper election to exchange options.

Participation in this Offer is voluntary. If you are an Eligible Individual, at the start of the Offer you will receive a notice from us, announcing the Offer. If you want to participate in the Offer, you must make an election, as described below, before the Expiration Date, currently expected to be 6:00 p.m., Eastern Time, on November 13, 2012.

If you desire to participate in the Offer, you must submit your Election Form to us by mail, fax, e-mail, hand delivery or by overnight delivery service (such as Federal Express), by doing the following:

1. Properly complete, sign and date the Election Form that you received in the notice from us, dated October 17, 2012, announcing the Offer.

2. Mail, fax, e-mail, hand deliver or utilize an overnight delivery service to send to us the properly completed, signed and dated Election Form. The Election Form should be sent to: Mr. Steven C. Jacobs, Chief Financial Officer, Summit Financial Services Group, Inc., 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432; fax no. 561-338-2738; e-mail: sjacobs@summitbrokerage.com. We must receive your properly completed and submitted Election Form by the Expiration Date.

If you elect to exchange any Eligible Option Grant in this Offer, you must elect to exchange all shares subject to that Eligible Option Grant. If you hold more than one Eligible Option Grant, however, you may choose to exchange one or more of such Eligible Option Grants without having to exchange all of your Eligible Option Grants.

This is a one-time Offer, and we will strictly enforce the Offering Period. We reserve the right to reject any elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this Offer, all properly tendered options timely received by us will be accepted by us promptly after the expiration of this Offer.

We may extend this Offer. If we extend this Offer, we will send communication disclosing the extension on or about the next business day following the previously scheduled Expiration Date.

Your delivery of all documents regarding the Offer, including elections and withdrawals, is at your risk. Only responses that are properly completed and actually received by us by the deadline will be accepted. Responses submitted by any means other than as described above, are not permitted, unless otherwise specifically authorized by us in writing.

We reserve the right to reject any elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept, as determined by the Company in its sole discretion. For example, and in no way limiting the Company’s ability to reject a form that it determines is not appropriate, if you fail to fully complete or alter in any way the Election Form or any of the related documents, the Company has the right to reject your Election Form.

Our receipt of your Election Form is not by itself an acceptance of your options for exchange. For purposes of this Offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we provide notice to the option holders generally of our acceptance of options for exchange. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect will be November 13, 2012.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. We reserve the right to reject any Election Form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time Offer. We will strictly enforce the Offering Period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of your options for exchange will constitute a binding agreement between Summit and you upon the terms and subject to the conditions of this Offer.

5.	Withdrawal rights and change of election.

You may withdraw some or all of the options that you previously elected to exchange at any time by the expiration of the Offer, which is expected to occur at 6:00 p.m., Eastern Time, on November 13, 2012. If we extend the Offer, you may withdraw your options at any time until the extended Expiration Date.

To withdraw some or all of the options that you previously elected to exchange, you must submit a Withdrawal Form to us by mail, fax, e-mail, hand delivery or by overnight delivery service (such as Federal Express), by doing the following:

1. Properly complete, date and sign the Withdrawal Form that you received in the notice from us, announcing the Offer.

2. Mail, fax, e-mail, hand deliver, or utilize an overnight delivery service to send to us the properly completed, signed, and dated Withdrawal Form. The Withdrawal Form should be sent to Mr. Steven C. Jacobs, Chief Financial Officer, Summit Financial Services Group, Inc., 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432; fax no. 561-338-2738; e-mail: sjacobs@summitbrokerage.com. We must receive your properly completed and submitted Withdrawal Form by the Expiration Date.

Your delivery of all documents regarding the Offer, including Withdrawal Forms, is at your own risk. Only responses that are complete and actually received by us by the deadline will be accepted. Responses submitted by any other means, other than as described above, are not permitted, unless specifically authorized by us in writing.

General Information:

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the Expiration Date. Any options that you do not withdraw will be bound pursuant to your prior Election Form.

If you withdraw some or all of your Eligible Option Grants, you may elect to exchange the withdrawn option grants again at any time on or before the Expiration Date. All option grants that you withdraw will be deemed not properly tendered for purposes of this Offer, unless you subsequently properly elect to exchange such Eligible Option Grants on or before the Expiration Date. To re-elect to exchange some or all of your Eligible Option Grants, you must submit a new election to Summit by the Expiration Date by following the procedures described in Section 4 of this Offer to Exchange. Any new Election Form must be properly completed, signed and dated after your original Election Form and after your Withdrawal Form and must list all Eligible Option Grants you wish to exchange. Upon our receipt of your properly completed and signed Withdrawal Form, any prior election will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal or any election, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawals and elections. However, you have all rights accorded to you under applicable law to challenge a determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Your delivery of all documents regarding the Offer, including any withdrawals and any new elections, is at your risk. Only responses that are properly completed and actually received by us by the deadline will be accepted. Responses submitted by any means, other than as described above, are not permitted, unless otherwise specifically authorized by us in writing.

6.	Acceptance of options for exchange and issuance of New Options.

Upon the terms and conditions of this Offer and promptly following the expiration of this Offer, we will accept for exchange and cancel all Eligible Options properly submitted for exchange and not validly withdrawn before the expiration of this Offer. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this Offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the Cancellation Date.

Subject to our rights to terminate the Offer, discussed in Section 15 of this Offer to Exchange, we will accept promptly after the Expiration Date all properly tendered options that are not validly withdrawn. We will give notice to the option holders generally of our acceptance of the options for exchange.

We will grant the New Options on the New Option Grant Date. Each New Option will be granted under our 2006 Plan. The number of New Options you will receive will equal the number of options you exchanged. You will be able to exercise your vested New Options when and if your New Options vest, in accordance with the vesting schedules described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they are exercised or cancelled or expire by their terms and will retain their current exercise price, current vesting schedule and current term.

7.	Conditions of the Offer.

Notwithstanding any other provision of this Offer, we will not be required to accept any options tendered for exchange, and we may terminate the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this Offer begins, and before the Expiration Date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•

There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner, to the Offer;

•

Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us;

•	There will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any securities exchange or in an over-the-counter market in the U.S.,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S.,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the U.S.,

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally,

•

the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the U.S., which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this Offer, or

•	if any of the situations described above existed at the time of commencement of this Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this Offer;

•

A tender or exchange offer, other than this exchange Offer by us, for some or all of our shares of outstanding Common Stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we will have learned that:

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of Common Stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of this Offer,

•	any such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional Common Stock constituting more than 1% of our outstanding shares, or

•

any new group will have been formed that beneficially owns more than 5% of our outstanding shares of Common Stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this Offer or with such acceptance for exchange of Eligible Options;

•

There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Offer, other than as contemplated as of the commencement date of this Offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us; or

•

Any rules or regulations by any governmental authority, FINRA, the SEC, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced against, or deemed applicable to Summit.

If any of the above events occur, we may:

•	Terminate this Offer and promptly return all tendered Eligible Options to tendering option holders;

•	Complete and/or extend this Offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended Offer expires;

•	Amend the terms of this Offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this Offer is open, complete this Offer.

The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. However, you have all rights accorded to you under applicable law to challenge a determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8.	Price range of shares underlying the options.

Our Common Stock is listed on the over the counter market under the symbol “SFNS.” The following table sets forth for the periods indicated the high and low sales price per share of our Common Stock as reported on the over the counter market.

	High	Low

Fiscal Quarter Ended
March 31, 2012	$0.79	$0.68
June 30, 2012	$0.79	$0.70
September 30, 2012	$0.78	$0.74

March 31, 2011	$0.85	$0.75
June 30, 2011	$0.75	$0.67
September 30, 2011	$0.80	$0.60
December 31, 2011	$0.79	$0.62

March 31, 2011	$0.52	$0.38
June 30, 2011	$0.90	$0.49
September 30, 2010	$1.02	$0.80
December 31, 2010	$0.94	$0.70

On October 12, 2012, the last reported sale price of our Common Stock, as reported on the over the counter market, was $0.75 per share.

You should evaluate current market quotes for our Common Stock, among other factors, before deciding whether or not to accept this Offer.

9.	Source and amount of consideration; terms of New Options.

Consideration.

We will issue New Options in exchange for Eligible Options properly elected to be exchanged by you and accepted by us for such exchange. Subject to the terms and conditions of this Offer, upon our acceptance of your properly tendered Eligible Options, you will be entitled to receive New Options. New Options will be unvested as of the New Option Grant Date and will be subject to new vesting schedules as described below under “Vesting and Exercisability.”

If we receive and accept tenders from Eligible Individuals of all options eligible to be tendered, subject to the terms and conditions of this Offer, we will grant New Options to purchase a total of approximately 4,305,000 shares of our Common Stock, or approximately 14% of the aggregate of (i) the total shares of our Common Stock outstanding as of October 5, 2012 (26,550,352) and the maximum number of New Options granted (4,305,000).

General terms of New Options.

New Options will be granted under our 2006 Plan. Each New Option will be subject to the terms of the 2006 Plan and to any option agreement between you and us. The terms and conditions of the New Options will vary from the terms and conditions of the options that you tendered for exchange. Each of your New Options will be subject to a new vesting schedule (including previously vested options, as described in more detail below), and have a term of five (5) years. Any New Options that do not vest before the New Options expire will be forfeited to us and will never vest. As a result, in such an event you will not receive any value from that unvested part of your New Options.

The New Options will generally be of the same type (for U.S. tax purposes) as the Eligible Options you tender for exchange. If the Eligible Option you tender for exchange is a nonstatutory stock option, the New Option you receive in its place will likewise be a nonstatutory stock option.

The following description summarizes the material terms of our 2006 Plan. Our statements in this Offer to Exchange concerning the 2006 Plan and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2006 Plan, which has been filed as an exhibit to the Schedule TO (and incorporated by reference to our previously filed proxy statement) of which this Offer is a part. Please contact our Chief Financial Officer, Steven C. Jacobs, at (561) 338-2800, to receive a copy of the 2006 Plan. We will promptly furnish you a copy of the 2006 Plan upon request at our expense.

2006 Plan

As of October 5, 2012, the maximum number of shares of Common Stock subject to options and all awards (including options) currently outstanding under the 2006 Plan was approximately 19,086,000 shares. The exchange of options issued under the 2006 Plan pursuant to this Offer will not affect the maximum number of shares available for future issuance under the 2006 Plan, since all Cancelled Options issued under the 2006 Plan and tendered will increase the number of options available for issuance under the 2006 Plan, and the like number of New Options issued will correspondingly decrease the number of options available for issuance under the 2006 Plan. Cancelled Options issued under the 2000 Plan and tendered will decrease the number of options available under the 2006 Plan. If all Eligible Options issued under the 2000 Plan are tendered and New Options are issued under the 2006 Plan, the number of options available under the 2006 Plan will decrease by approximately 152,000 options. The Company is currently proposing to increase the number of shares of capital stock underlying the 2006 Plan to 27,000,000 from 22,000,000.

Summary of 2006 Plan Terms

Administration.

The 2006 Plan is administered by a committee designated by the Board of Directors consisting of not less than two directors (the “Committee”), each member of which must be a “non-employee director” as defined under Rule 16b-3 under the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). However, except as otherwise required to comply with Rule 16b-3 of the Exchange Act, or Section 162(m) of the Code, the Board of Directors may exercise any power or authority granted to the Committee. Subject to the terms of the 2006 Plan, the Committee or the Board of Directors is authorized to select eligible persons to receive Awards, as defined under the 2006 Plan, determine the type and number of Awards to be granted and the number of shares of Common Stock to which Awards will relate, specify times at which Awards will be exercisable or settleable (including performance conditions that may be required as a condition thereof), set other terms and conditions of Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the 2006 Plan, and make all other determinations that may be necessary or advisable for the administration of the 2006 Plan.

Shares Available for Awards; Annual Per-Person Limitations.

The terms of the 2006 Plan provide for grants of stock options (incentive and non-statutory), SARs, and restricted stock to eligible persons capable of contributing to the Company’s performance. The total number of shares of Common Stock that may be subject to the granting of Awards under the 2006 Plan at any time during the term of the 2006 Plan is currently 22,000,000 shares, plus the number of shares with respect to which Awards previously granted under the 2006 Plan that terminate without being exercised, and the number of shares that are surrendered in payment of any Awards or any tax withholding requirements. As described above, the Company is currently proposing to increase the number of shares of capital stock underlying the 2006 Plan to 27,000,000 from 22,000,000. The 2006 Plan imposes individual limitations on the amount of certain Awards in part to comply with Section 162(m) of the Code. Under these limitations, during any fiscal year the number of options, SARs, restricted shares of Common Stock, deferred shares of Common Stock, shares as a bonus or in lieu of other Company obligations, and other stock-based Awards granted to any one participant may not exceed 3,000,000 shares for each type of such Award, subject to adjustment in certain circumstances. The maximum amount that may be paid out as an annual incentive Award or other cash Award in any fiscal year to any one participant is $2,000,000, and the maximum amount that may be earned as a performance Award or other cash Award in respect of a performance period by any one participant is $5,000,000.

The Committee is authorized to adjust the limitations described above and is authorized to adjust outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares of Common Stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the Common Stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Eligibility.

The persons eligible to receive Awards under the 2006 Plan are the officers, directors, employees and independent contractors of the Company and its subsidiaries. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary for purposes of eligibility for participation in the 2006 Plan.

Stock Options and SARs.

The Committee or the Board of Directors is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and SARs entitling the participant to receive the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the grant price of the SAR. The exercise price per share subject to an option and the grant price of an SAR are determined by the Committee, but must not be less than 100% of the fair market value of a share of Common Stock on the date of grant. In the case of ISOs, if an employee owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company and an ISO is granted to such employee, the option price of such ISO must not be less than 110% of the fair market value of a share of Common Stock on the date of grant.

For purposes of the 2006 Plan, the term “fair market value” means the fair market value of Common Stock, Awards or other property as determined by the Committee or the Board of Directors or under procedures established by the Committee or the Board of Directors. Unless otherwise determined by the Committee or the Board of Directors, the fair market value of Common Stock as of any given date shall be the closing sales price per share of Common Stock as reported on the principal stock exchange or market on which Common Stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally are fixed by the Committee or the Board of Directors, except that no option or SAR may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, shares that have been held for at least 6 months, outstanding Awards or other property having a fair market value equal to the exercise price, as the Committee or the Board of Directors may determine from time to time. Methods of exercise and settlement and other terms of the SARs are determined by the Committee or the Board of Directors. SARs granted under the 2006 Plan may include “limited SARs” exercisable for a stated period of time following a change in control of the Company, as discussed below.

Restricted and Deferred Stock.

The Committee or the Board of Directors is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of Common Stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period specified by the Committee or the Board of Directors. A participant granted restricted stock generally has all of the rights of a shareholder of the Company, unless otherwise determined by the Committee or the Board of Directors. An Award of deferred stock shall be made in compliance with Section 409A of the Code and confers upon a participant the right to receive shares of Common Stock at the end of a specified deferral period, subject to possible forfeiture of the Award in the event of certain terminations of employment prior to the end of a specified restricted period. Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents.

The Committee or the Board of Directors is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of Common Stock, other Awards or other property equal in value to dividends paid on a specific number of shares of Common Stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another Award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of Common Stock, Awards or otherwise as specified by the Committee or the Board of Directors.

Bonus Stock and Awards in Lieu of Cash Obligations.

The Committee or the Board of Directors is authorized to grant shares of Common Stock as a bonus free of restrictions, or to grant shares of Common Stock or other Awards in lieu of Company obligations to pay cash under the 2006 Plan or other compensatory arrangements, subject to such terms as the Committee or the Board of Directors may specify.

Other Stock-Based Awards.

The Committee or the Board of Directors is authorized to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of Common Stock. Such Awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock. Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee or the Board of Directors, and Awards valued by reference to the book value of shares of Common Stock or the value of securities of or the performance of specified subsidiaries or business units. The Committee or the Board of Directors determines the terms and conditions of such Awards.

Performance Awards, Including Annual Incentive Awards.

The right of a participant to exercise or receive a grant or settlement of an Award, and the timing thereof, may be subject to such performance conditions (including subjective individual goals) as may be specified by the Committee or the Board of Directors. In addition, the 2006 Plan authorizes specific annual incentive Awards, which represent a conditional right to receive cash, shares of Common Stock or other Awards upon achievement of certain pre-established performance goals and subjective individual goals during a specified fiscal year. Performance Awards and annual incentive Awards granted to persons whom the Committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the Committee, be subject to provisions that should qualify such Awards as “performance-based compensation” not subject to the limitation on tax deductibility by the Company under Code Section 162(m). For purposes of Section 162(m), the term “covered employee” means the Company’s chief executive officer and any employee if the total compensation of such employee is required to be disclosed under the Securities Exchange Act of 1934 by reason of such employee being among the three highest paid officers of the Company (other than the chief executive officer or the principal financial officer). One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total shareholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for Awards intended to qualify as “performance-based compensation”: (1) total shareholder return; (2) such total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index or the S&P Specialty Retailer Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13) working capital or inventory; and (14) ratio of debt to shareholders’ equity.

Subject to the requirements of the 2006 Plan, the Committee or the Board of Directors will determine performance Award and annual incentive Award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions and the form of settlement. In granting annual incentive or performance Awards, the Committee or the Board of Directors may establish unfunded award “pools,” the amounts of which will be based upon the achievement of a performance goal or goals based on one or more of certain business criteria described in the 2006 Plan (including, for example, total shareholder return, net income, pretax earnings, EBITDA, earnings per share, and return on investment). During the first 90 days of a fiscal year or performance period, the Committee or the Board of Directors will determine who will potentially receive annual incentive or performance Awards for that fiscal year or performance period, either out of the pool or otherwise.

After the end of each fiscal year or performance period, the Committee or the Board of Directors will determine (i) the amount of any pools and the maximum amount of potential annual incentive or performance Awards payable to each participant in the pools and (ii) the amount of any other potential annual incentive or performance Awards payable to participants in the 2006 Plan. The Committee or the Board of Directors may, in its discretion, determine that the amount payable as an annual incentive or performance Award will be reduced from the amount of any potential Award.

Other Terms of Awards.

Awards may be settled in the form of cash, shares of Common Stock, other Awards or other property, in the discretion of the Committee or the Board of Directors. The Committee or the Board of Directors may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee or the Board of Directors may establish, and provided such deferrals are made in compliance with Section 409A of the Code, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee or the Board of Directors is authorized to place cash, shares of Common Stock or other property in trusts or make other arrangements to provide for payment of the Company’s obligations under the 2006 Plan. The Committee or the Board of Directors may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares of Common Stock or other property to be distributed will be withheld (or previously acquired shares of Common Stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2006 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee or the Board of Directors may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3. Awards under the 2006 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law.

Acceleration of Vesting; Change in Control.

The Committee or the Board of Directors may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and if so provided in the Award agreement, vesting shall occur automatically in the case of a “change in control” of the Company, as defined in the 2006 Plan (including the cash settlement of SARs and “limited SARs” which may be exercisable in the event of a change in control). In addition, the Committee or the Board of Directors may provide in an Award agreement that the performance goals relating to any performance based Award will be deemed to have been met upon the occurrence of any “change in control.” Further, the Board of Directors may provide, on a case by case basis, that: (i) any options may terminate, provided the participant shall have the right to exercise the option, to the extent exercisable, immediately prior to the change in control, and (ii) any Awards entitled to be settled in shares of stock may be settled by means of a cash payment equal to the fair market value of the Award immediately prior to the change in control.

Upon the occurrence of a change in control, if so provided in the Award agreement, stock options and limited SARs (and other SARs which so provide) may be cashed out based on a defined “change in control price,” which will be the higher of (i) the cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any reorganization, merger, consolidation, liquidation, dissolution or sale of substantially all assets of the Company, or (ii) the highest fair market value per share (generally based on market prices) at any time during the 60 days before and 60 days after a change in control. For purposes of the 2006 Plan, the term “change in control” generally means (a) approval by shareholders of any reorganization, merger or consolidation or other transaction or series of transactions if persons who were shareholders immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding, voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (unless the reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned), or (b) a change in the composition of the Board of Directors such that the persons constituting the Board of Directors on the date the Award is granted (the “Incumbent Board”), and subsequent directors approved by the Incumbent Board (or approved by such subsequent directors), cease to constitute at least a majority of the Board of Directors, or (c) the acquisition by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 50% of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the Company or its subsidiaries, (2) any person, entity or “group” that as of the date on which the Award is granted owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit 2006 Plan of the Company or its subsidiaries.

Amendment and Termination.

The Board of Directors may amend, alter, suspend, discontinue or terminate the 2006 Plan or the Committee’s authority to grant Awards without further shareholder approval, except shareholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of Common Stock are then listed or quoted. Thus, shareholder approval may not necessarily be required for every amendment to the 2006 Plan which might increase the cost of the 2006 Plan or alter the eligibility of persons to receive Awards. Shareholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the Board of Directors may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by the Board of Directors, the 2006 Plan will terminate at such time as no shares of Common Stock remain available for issuance under the 2006 Plan and the Company has no further rights or obligations with respect to outstanding Awards under the 2006 Plan.

Nonqualified Stock Options.

On exercise of a nonqualified stock option granted under the 2006 Plan an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price. If the optionee is an employee of the Company, that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those shares will begin on that date. If an optionee pays for shares of stock on exercise of an option by delivering shares of the Company’s Common Stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash. The Company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

Vesting/Exercise Price.

Each New Option will be scheduled to vest according to the following vesting schedule and actually will vest only if you continue to provide services to the Summit Group through each relevant vesting date.

•	None of the New Options will be vested on the New Option Grant Date.

•	New Options received in exchange for Eligible Options will have a four year vesting period, commencing as of the New Option Grant Date.

•	The New Options will have a term equal to five (5) years, commencing as of the New Option Grant Date, subject to you continuing to provide services to the Summit Group.

Upon vesting, your New Options will be exercisable in accordance with the terms and conditions of the 2006 Plan and any new option agreement, under which it was granted.

We expect the New Option Grant Date will be November 13, 2012. Vesting of your New Options also is subject to the following conditions:

•	If you cease to provide services to the Summit Group before part or all of your New Option vests, the unvested part of your New Option will expire unvested and will never vest.

•

We will make minor modifications to the vesting schedule of any New Options to eliminate fractional vesting (such that a whole number of shares subject to the New Options will vest on each vesting date). As a result, subject to you continuing to provide services to the Summit Group through each relevant vesting date, (i) the number of shares that vest on each New Option vesting date will be rounded down to the nearest whole number of New Options that will vest on each vesting date and (ii) fractional shares, if any, will be accumulated until such vesting date on which the sum of the accumulated fractional shares equals or exceeds one whole share and will vest as an additional whole share on such vesting date, with any fractional shares remaining thereafter accumulated. (See Section 9.)

The New Options will have an exercise price equal to the greater of: (a) $0.80 per share, (b) the closing price of the Company’s Common Stock on the New Option Grant Date, which is currently expected to be November 13, 2012, and (c) the current exercise price of the Eligible Options which are being exchanged for new options. If no quotations are reported on the over the counter market for our Common Stock on the New Option Grant Date, the closing price will equal the closing price as of the date immediately preceding the New Option Grant Date for which quotations are reported.

Term.

The New Options will have a term equal five (5) years, subject to you ceasing to provide services to the Summit Group at an earlier date. No option may be exercised after the expiration of its term.

Exercisability.

Generally, any vested New Options to purchase shares of our Common Stock may be exercised by you at any time, unless certain exercisability restrictions apply due to requirements under applicable law.

Adjustments upon certain events.

Events Occurring Before the New Option Grant Date. If we merge or consolidate with or are acquired by another entity, prior to the Expiration Date, you may choose to withdraw any options that you tendered for exchange and your options will be treated in accordance with the 2006 Plan and any agreement under which they were granted. Further, if we are acquired prior to the Expiration Date, we reserve the right to withdraw the Offer, in which case your options and your rights under them will remain unchanged and you will receive no New Options in exchange for them. If we are acquired prior to the expiration of the Offer but we do not withdraw the Offer, before the Expiration Date, we (or the successor entity) will notify you if the terms of the Offer or the New Options will change materially as a result of the acquisition, including any adjustments to the exercise price and number of shares that will be subject to the New Options. Under such circumstances, the type of security and the number of shares covered by your New Options may be adjusted based on the consideration per share given to holders of our Common Stock in connection with the acquisition. As a result of this adjustment, you may receive New Options covering more or fewer shares of the acquirer’s Common Stock than the number of shares subject to the Eligible Options that you tendered for exchange.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our Common Stock (and the exercise price of the New Options). Depending on the structure and terms of this type of transaction, option holders who elect to participate in the Offer might be deprived of the benefit of the appreciation in the price of our Common Stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this Offer and retained their original options.

If another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees or independent contractors of the Summit Group before the completion of this Offer. If you cease to be an employee or independent contractor s of the Summit Group for this or any other reason before the New Option Grant Date, the tender of your Eligible Options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any New Options or other benefit for your tendered options.

Finally, if you cease to be an employee or independent contractor of the Summit Group following and as a result of the divestiture of a portion of our assets or operations during the Offering Period, then you will not be an Eligible Individual. As a result, you will not be eligible to participate in the Offer.

Events Occurring After the New Option Grant Date. If we are acquired after your tendered options have been accepted, cancelled, and exchanged for New Options, your New Options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the 2006 Plan. Additionally, awards granted under the 2006 Plan may be subject to other terms set forth in an agreement, plan or other arrangement governing the terms of such awards in the event of a merger or other corporate transaction of Summit, as described in such agreement, plan or other arrangement.

In the event that the stock of Summit changes by reason of any dividend or other distribution (whether in the form of cash, stock, other securities, or other property, other than a regular cash dividend), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our Common Stock, or other change in the corporate structure of Summit affecting our Common Stock, appropriate adjustments shall be made in the number and class of shares of stock subject to the 2006 Plan, the number and class of shares of awards outstanding under the 2006 Plan, the fiscal year limits on the number of awards that any person may receive and the exercise price of any outstanding option or stock appreciation right.

Transferability.

Options granted under our 2006 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the participant’s lifetime only by the participant or the participant’s estate, guardian or legal representative.

Registration and sale of shares underlying New Options.

All of our shares of Common Stock issuable upon the exercise of New Options have been registered under the Securities Act of 1933, as amended (the “Securities Act”) on a registration statement on Form S-8, filed with the SEC. Unless you are an individual who is considered an affiliate of Summit for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your New Options free of any transfer restrictions under applicable securities laws, provided such registration statement is then still effective.

U.S. federal income tax consequences.

If you are a U.S. tax resident, you should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the New Options and Exchanged Options, as well as the consequences of accepting or rejecting this Offer. If you are a citizen or resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.	Information concerning Summit.

We are a Florida-based financial services holding company that provides, through its Summit Brokerage Services, Inc. (“Summit Brokerage” or “SBS”) operating subsidiary, a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly variable and fixed annuities and life insurance, under licenses held by its SBS Insurance Agency of Florida, Inc. (“SBSIA”) subsidiary (or by SBSIA’s subsidiary entities). Summit Brokerage also provides, through its Securities and Exchange Commission (“SEC”) registered investment advisor subsidiary, Summit Financial Group, Inc. (“SFG”), asset management and investment advisory services. SFG was incorporated under the laws of the State of Florida in 2003.

Summit Brokerage is registered as a broker-dealer with the SEC, is a member of the Financial Industry Regulatory Authority (“FINRA”), the Municipal Securities Rule Making Board (“MSRB”), the National Futures Association (“NFA”) and the Securities Investor Protection Corporation (“SIPC”), and is licensed to conduct its brokerage activities in all 50 states, plus the District of Columbia. SFG, our investment advisory firm, is registered or eligible to conduct business as an investment advisor in 38 states and the District of Columbia. SBSIA, our subsidiary insurance agency, directly or through its subsidiary entities, is licensed to sell insurance, or is not required to be so licensed, in all jurisdictions where the Company conducts its brokerage activities.

As of February 2012, we had approximately 290 producing financial advisors operating from approximately 200 offices located throughout the country, with approximately 51% of those offices located in the south, 17% located in the Midwest, 15% located in the north and 17% located in the west. Our financial advisors service retail, and to a much lesser extent, institutional clients. The number of financial advisors in each affiliate office typically ranges from one to five, although the number of financial advisors in certain offices may exceed this amount. With the exception of our Boca Raton, Florida branch (the “Boca Branch”), all of our branch offices and satellite locations are owned and operated by independent owners, who we refer to as affiliates. Such affiliates are required to maintain all appropriate licenses and are responsible for all of their respective office overhead and expenses. In many instances, these affiliates may have several financial advisors operating from their branch offices. Historically, many of our affiliates have also provided financial planning services to their clients, wherein the financial advisor evaluates a client’s financial needs and objectives, develops a detailed plan, and then implements the plan with the client’s approval. When the implementation of such objectives involves the purchase or sale of securities (including the placement of assets within a managed account) such transactions are effected through Summit Brokerage, for which we earn either a commission or a fee.

We do not hold any funds or securities of our clients, but instead utilize, on a fully disclosed basis, the services of First Clearing, LLC (an affiliate of Wells Fargo & Company) and Pershing LLC (an affiliate of BNY Mellon) as our clearing brokers. Our clearing arrangements provide us with back office support, transaction processing services on all principal national and international securities exchanges, and access to many other financial services and products. These arrangements allow us to offer a range of products and services that are generally offered only by firms that are larger and have more capital than Summit Brokerage. At December 31, 2011 and December 31, 2010, our Clearing Brokers held approximately 43,000 active client accounts, respectively. In addition to accounts held by our Clearing Brokers, our clients also have assets that are held directly by the various mutual funds, insurance companies, partnership sponsors and investment advisors with whom they have invested and for which Summit Brokerage serves as the broker-dealer of record.

The financial information included in our quarterly reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 and our annual report on Form 10-K for the fiscal year ended December 31, 2011 is incorporated herein by reference. Please see Section 18 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

Our named executive officers, and senior management and directors may not participate in this Offer. Our named executive officers, senior management, and directors are listed on Schedule A of this Offer to Exchange.

As of October 12, 2012, our executive officers and directors (five persons) as a group held unexercised and outstanding options and warrants under our 2006 Plan to purchase a total of approximately 9.22 million shares of Common Stock, which represented approximately 48% of the shares issuable under the 2006 Plan as of that date. Furthermore, one executive officer also holds 2.8 million deferred stock units, representing approximately 15% of the shares issuable under our 2006 Plan as of that date. In addition, members of senior management (four persons) not included above hold unexercised and outstanding options to purchase a total of approximately 1.26 million shares, or approximately 7% of the shares issuable, under our 2006 Plan. For the beneficial ownership of each of our executive officers and directors of our Common Stock, see “Security Ownership of Certain Beneficial Owners” in our proxy statement for the Annual Meeting of Shareholders to be held on November 14, 2012.

Neither we, nor any of our directors or executive officers, nor any affiliates of ours were engaged in transactions involving options to purchase our Common Stock during the 60 days before and including the commencement of this Offer.

12.	Status of options acquired by us in the Offer; accounting consequences of the Offer.

Options that we acquire through the Offer and which were issued under the 2006 Plan will be cancelled and will be returned to the pool of shares available for grants of new Awards under the 2006 Plan. Options that we acquire through the Offer and which were issued under the 2000 Plan will be cancelled and will not be returned to the pool of shares available for grants of options under the 2000 Plan.

Pursuant to the accounting standards in effect under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment (“SFAS 123(R)”), we may be required to recognize additional compensation expense to the extent the New Options have a greater value than the Exchanged Options they replace. The Offer with respect to all Eligible Options is considered a modification of those options exchanged in the Offer for financial reporting purposes. As a result, Summit will record any incremental compensation expense calculated as any increase in the fair value of the modified options compared to the fair value of the original option as of the end of the Offer period recognized over the remaining requisite service period.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of New Options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval, exemptive or notice filing or other action be required, we presently contemplate that we will seek such approval, make such filings or take such other action. However, we cannot assure you that we will seek such approval, make such filings or take such other action or that any such approval, filing or other action, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approval, to make such filings or take any other action would result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue New Options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting New Options or required to obtain a license or regulatory permit or make any other filing before granting New Options on the New Option Grant Date, we will not grant any New Options unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the New Option Grant Date we will not grant any New Options and you will not receive any other benefit for the options you tendered.

14.	Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options for New Options pursuant to the Offer for those employees subject to U.S. federal income tax. This discussion is based on the Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but also are subject to the tax laws of another country, you should be aware that there might be other tax and/or social insurance contribution consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

We recommend that you consult your own tax advisor with respect to the U.S. federal, state and local tax consequences and any non-U.S. tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

New Options.

Eligible Employees whose outstanding Eligible Options are exchanged for New Options under the Offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.

The New Options will generally be of the same type (for U.S. tax purposes) as the Eligible Options you tender for exchange. If the Eligible Option you tender for exchange is a nonstatutory stock option, the New Option you receive in its place will likewise be a nonstatutory stock option.

Nonstatutory stock options.

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the nonstatutory stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

We recommend that you consult your tax advisor with respect to the federal, state, and local tax consequences of participating in the Offer.

15.	Extension of Offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this Offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to withdraw tenders of Eligible Options until such extended Expiration Date. In the case of an extension, we will notify you on or about the next .business day after the previously scheduled Expiration Date.

We also reserve the right, in our reasonable judgment, before the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must return the options promptly after termination or withdrawal of a tender Offer.

Subject to compliance with applicable law, we further reserve the right, before the Expiration Date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the Offer in any respect. If a particular option grant expires after commencement, but before cancellation under the Offer, that particular option grant is not eligible for exchange. Therefore, if we extend the Offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the Offer expires after such originally scheduled Expiration Date but before the actual Expiration Date under the extended Offer, that option would not be eligible for exchange.

The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer, other than a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changed. If we modify the number of Eligible Options being sought in this Offer, the Offer will remain open for at least ten (10) business days from the date of notice of such modification. If any term of the Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the Offer’s period so that at least five (5) . business days, or such longer period as may be required by the tender Offer rules, remain after such change.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this Offer.

17.	Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1. Our annual report on Form 10-K for our fiscal year ended December 31, 2011;

2. Our quarterly reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

3. Our current reports on Form 8-K filed with the SEC;

4. Our proxy statement for our Annual Meeting to be held on November 14, 2012; and

5. The description of our Common Stock contained in our registration statement on Form S-2, as filed with the Commission on June 13, 2004, and any amendment or report filed for the purpose of updating such description.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Summit Financial Services Group, Inc., 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432, Attention: Steven C. Jacobs or by telephoning Mr. Jacobs at 561-338-2800.

18.	Financial statements.

The financial information included in our quarterly report on Form 10-Q for the quarter ended June 30, 2012 and our annual report on Form 10-K for the fiscal year ended December 31, 2011 are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial statements from our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2012 and from our annual report on Form 10-K for our fiscal year ended December 31, 2011. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

19.	Miscellaneous.

We are not aware of any jurisdiction in which the Offer is made where the making of the Offer is not in compliance with applicable law. We may become aware of one or more jurisdictions where the making of the Offer is not in compliance with valid applicable law. If we cannot or choose not to comply with such law, the Offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction, except as otherwise permitted or required under applicable law and/or regulation.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the Offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Summit Financial Services Group, Inc.

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS, SENIOR MANAGEMENT

AND DIRECTORS OF SUMMIT FINANCIAL SERVICES GROUP, INC.

The named executive officers, senior management and directors of Summit Financial Services Group, Inc. are set forth in the following table:

Name	Position and Offices Held

Marshall T. Leeds	Chairman, Chief Executive Officer and President
Steven C. Jacobs	Executive Vice President, Chief Financial Officer, Secretary and Director
Sanford B. Cohen	Director
Paul D. DeStefanis	Director
William L. Harvey	Director
Thomas M. Terkpo	Executive Vice President, Chief Information Technology Officer
Fred G. Fram	Executive Vice President, Chief Compliance Officer
Bernard L. Golembe	Executive Vice President, Director of Operations
Vincent A. Chiera	Executive Vice President, Chief Administrative Officer

The address of each person listed above is: c/o Summit Financial Services Group, Inc., 595 South Federal Highway, Suites 500, Boca Raton, Florida 33432

None of the named executive officers, senior management or directors is eligible to participate in this option exchange program as described in the Offer to Exchange.

A-1

SCHEDULE B

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

December 31, 2011 and 2010

	2011	2010
ASSETS
Cash and cash equivalents	$10,786,669	$9,439,672
Deposits held at clearing brokers	128,779	128,736
Commissions receivable, net	1,865,118	1,272,677
Notes receivable, net	388,841	432,782
Other receivables	445,676	323,514
Securities owned, at fair value	8,587	16,605
Prepaid expenses and other assets	791,401	666,059
Property and equipment, net	546,821	538,217
Goodwill	500,714	500,714

Total assets	$15,462,606	$13,318,976

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$2,150,638	$1,572,213
Accrued commissions expense	2,475,754	2,915,607

Total liabilities	4,626,392	4,487,820

Commitments and contingencies
Stockholders’ equity
Preferred stock, undesignated; par value $0.0001 per share; authorized 4,850,000 shares; none issued and outstanding	—	—
Preferred stock, Series A, 12% cumulative convertible; par value $0.0001 per share; authorized 150,000 shares; 125,000 issued and outstanding (liquidation preference of $125,000)	13	13
Common stock, par value $0.0001 per share; authorized 100,000,000 shares; 26,548,971 issued and 26,534,059 outstanding at December 31, 2011; 26,821,597 issued and 26,806,685 outstanding at December 31, 2010	2,656	2,683
Additional paid-in capital	13,122,572	12,342,284
Unearned stock-based compensation	(1,942,657)	(1,717,512)
Treasury stock, 14,912 shares, at cost	(10,884)	(10,884)
Accumulated deficit	(335,486)	(1,785,428)

Total stockholders’ equity	10,836,214	8,831,156

Total liabilities and stockholders’ equity	$15,462,606	$13,318,976

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

For The Years Ended December 31, 2011 and 2010

	2011	2010
Revenues
Commissions	$63,351,301	$59,921,404
Interest and dividends	1,117,219	1,420,504
Other Revenue	3,647,486	3,559,045

	68,116,006	64,900,953

Expenses
Commissions and clearing costs	54,051,751	51,974,671
Employee compensation and benefits	6,235,162	6,071,268
Occupancy and equipment	733,428	796,213
Communications	526,857	467,956
Depreciation and amortization	183,482	180,654
Other operating expenses	3,573,384	3,305,410

	65,304,064	62,796,172

Income before income taxes	2,811,942	2,104,781
Provision for income taxes	1,347,000	809,248

Net income	$1,464,942	$1,295,533

Basic income per common share	$0.05	$0.05

Diluted income per common share	$0.05	$0.04

Weighted average common shares outstanding:
Basic	26,526,635	25,946,078

Diluted	30,960,959	30,195,439

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Cash and cash equivalents	$12,180,777	$10,786,669
Deposits held at clearing brokers	128,801	128,779
Commissions receivable, net	1,250,547	1,865,118
Notes receivable, net	402,671	388,841
Other receivables, net	323,173	445,676
Securities owned, at fair value	10,727	8,587
Prepaid expenses and other assets	715,451	791,401
Property and equipment, net	468,966	546,821
Goodwill	500,714	500,714

TOTAL ASSETS	$15,981,827	$15,462,606

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Accounts payable and accrued expenses	$1,666,236	$2,150,638
Accrued commission expense	2,082,933	2,475,754

TOTAL LIABILITIES	3,749,169	4,626,392
COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY
Preferred stock, undesignated; par value $0.0001 per share; authorized 4,850,000 shares; none issued and outstanding	—	—
Preferred stock, Series A, 12% cumulative convertible; par value $0.0001 per share; authorized 150,000 shares; 125,000 issued and outstanding (liquidation preference of $125,000)	13	13
Common stock, par value $0.0001 per share; authorized 100,000,000 shares; 26,642,010 issued and 26,627,098 outstanding at June 30, 2012 and 26,548,971 issued and 26,534,059 outstanding at December 31, 2011	2,664	2,656
Additional paid-in capital	13,251,659	13,122,572
Unearned stock-based compensation	(1,551,969)	(1,942,657)
Treasury stock (14,912 shares, at cost)	(10,884)	(10,884)
Retained earnings (accumulated deficit)	541,175	(335,486)

TOTAL STOCKHOLDERS’ EQUITY	12,232,658	10,836,214

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,981,827	$15,462,606

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

	For The Three Months Ended June 30,
	2012	2011
	(Unaudited)	(Unaudited)
Revenues
Commissions	$16,144,603	$15,874,735
Interest and dividends	232,775	274,262
Other	811,915	824,806

	17,189,293	16,973,803
Expenses
Commissions and related costs	13,695,075	13,427,970
Employee compensation and benefits	1,596,841	1,538,594
Occupancy and equipment	195,525	185,502
Communications	117,503	165,435
Depreciation and amortization	50,762	40,756
Other operating expenses	736,052	691,626

	16,391,758	16,049,883

Income before income taxes	797,535	923,920
Provision for income taxes	330,753	307,411

Net income	$466,782	$616,509

Basic income per common share	$0.02	$0.02

Diluted income per common share	$0.01	$0.02

Weighted average common shares outstanding:
Basic	26,627,098	26,877,131

Diluted	31,835,940	31,265,999

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

	For The Six Months Ended June 30,
	2012	2011
	(Unaudited)	(Unaudited)
Revenues
Commissions	$33,194,303	$32,342,312
Interest and dividends	505,217	564,448
Other	1,649,126	1,638,121

	35,348,646	34,544,881
Expenses
Commissions and related costs	28,206,570	27,524,814
Employee compensation and benefits	3,340,190	3,302,728
Occupancy and equipment	385,939	351,698
Communications	231,758	284,105
Depreciation and amortization	101,101	85,679
Other operating expenses	1,528,099	1,471,840

	33,793,657	33,020,864

Income before income taxes	1,554,989	1,524,017
Provision for income taxes	670,828	570,380

Net income	$884,161	$953,637

Basic income per common share	$0.03	$0.04

Diluted income per common share	$0.03	$0.03

Weighted average common shares outstanding:
Basic	26,588,785	26,843,403

Diluted	31,797,627	31,655,572